Exhibit 10.1

15 March 2006

SIRVA UK LIMITED

CROWN RELOCATION SERVICES LIMITED

CROWN WORLDWIDE HOLDINGS LIMITED

AGREEMENT
for the sale and purchase of Sirva UK Limited’s
Records Management and Crate Hire operations in
the UK and Ireland

31.	COUNTERPARTS	18

32.	VARIATIONS	18

33.	INVALIDITY	18

34.	NO THIRD PARTY ENFORCEMENT RIGHTS	18

35.	GUARANTEE	19

36.	GOVERNING LAW AND JURISDICTION	19

SCHEDULE 1 THE BUSINESSES		21

SCHEDULE 2 SELLER WARRANTIES		25

SCHEDULE 3 LIMITATIONS ON LIABILITY		35

SCHEDULE 4 PURCHASER WARRANTIES		38

SCHEDULE 5 CONDUCT OF THE TARGET ENTERPRISE PRE-CLOSING		39

SCHEDULE 6 CLOSING ARRANGEMENTS		40

SCHEDULE 7 BUSINESS CONTRACTS		43

SCHEDULE 8 BUSINESS PROPERTIES AND TARGET COMPANY PROPERTIES		44

SCHEDULE 9 POST-CLOSING FINANCIAL ADJUSTMENTS		83

SCHEDULE 10 DEFINITIONS AND INTERPRETATION		91

Exhibits referred to in this Agreement

EXHIBIT 1	THIRD PARTY ASSURANCES
EXHIBIT 2	INFORMATION ON THE TARGET COMPANY
EXHIBIT 3	TRANSACTIONS FOUNDATIONS DATABOOK APPENDIX
EXHIBIT 4	KEY MANAGERS
EXHIBIT 5	ASSIGNMENT OF INTELLECTUAL PROPERTY
EXHIBIT 6	EMPLOYEES

AGREEMENT

dated 15 March 2006

BETWEEN:

1.                                       SIRVA UK LIMITED a company incorporated under the laws of England and Wales whose registered office is at Heritage House, 345 Southbury Road, Enfield, Middlesex, EN1 1UP (the Seller);

2.                                       CROWN RELOCATION SERVICES LIMITED a company incorporated under the laws of Scotland whose registered office is at Cullen Square, Deans Road, Deans Industrial Estate, Livingston, West Lothian EH54 8SJ (the Purchaser); and

3.                                       CROWN WORLDWIDE HOLDINGS LIMITED a company incorporated under the laws of Hong Kong whose registered office is at Suite 2001, MassMutual Tower, 38 Gloucester Road, Wanchai, Hong Kong (the Guarantor),

(together, the parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 10.

IT IS AGREED:

1.                                      SALE AND PURCHASE

1.1                                 The Seller shall sell, and the Purchaser shall purchase, the Shares and the Businesses on the terms set out in this Agreement.

1.2                                 The Shares shall be sold with all rights attaching to them at Closing including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing.

1.3                                 Each Business shall be sold as a going concern with effect from Closing, on and subject to the terms of this Agreement.

2.                                      PRICE

2.1                                 The overall price for the Shares and the Businesses shall be the aggregate of the price for the Shares, the RM Business and the CH Business, as set out in this clause 2.

2.2                                 In relation to the Shares, the price (the Final Share Price) shall be £3,287,200 (the Initial Share Price) as adjusted pursuant to Schedule 9.

2.3                                 In relation to the RM Business and the CH Business together, the total price (the Final Business Price) shall be £46,712,800 (the Initial Business Price) as adjusted pursuant to Schedule 9.

2.4                                 At Closing, in relation to the Initial Share Price and Initial Business Price, the Purchaser shall pay to the Seller the amounts which it is required to pay under the terms of Schedule 6.

2.5                                 The Final Share Price and the Final Business Price shall be calculated after Closing on the basis set out in Schedule 9. To the extent allowable under applicable laws and regulations, any payments required to be made under the Financial Adjustments shall be treated as adjusting the Initial Share Price or the Initial Business Price, as appropriate, thus resulting after such adjustment in the Final Share Price and the Final Business Price. The Final Share Price and the Final Business Price shall (subject to any further adjustment, if applicable, pursuant to clause 2.6 or clause 2.7) be adopted for all tax reporting purposes, with the Final Business Price being apportioned on the basis that:

(a)                                  the aggregate amount out of the Final Business Price to be allocated to the Business Assets overall shall be such amount as the Seller specifies, acting reasonably (the parties agree that, to the extent allowable under applicable laws and regulations, that aggregate amount shall be between £9,888,888 and £11,188,888); and

(b)                                 that aggregate amount shall then be allocated as between the relevant Business Assets on such basis as the Seller shall specify, acting reasonably.

The Seller shall notify the Purchaser of any apportionment that it proposes to make in accordance with this clause 2.5 and the Seller and the Purchaser shall discuss such allocation in good faith.

2.6                                 Any payment made under clause 19.4 or in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall (subject to clause 2.7) be made on the basis that it shall adjust the Final Share Price or the Final Business Price, as the Seller and the Purchaser agree to be appropriate in the circumstances; or in the absence of such agreement it shall adjust pro rata the Final Share Price and the Final Business Price.

2.7                                 If any payment made in satisfaction of a liability under a Seller Obligation or any adjustment pursuant to the Financial Adjustments would in either case reduce the Final Share Price or the Final Business Price to less than £1, then whichever of the Final Share Price or Final Business Price it is shall be reduced to £1 and the balance shall further adjust the other.

3.                                      PRE CLOSING SELLER UNDERTAKINGS

From the date of this Agreement until Closing, the Seller shall (except as may be approved by the Purchaser) ensure that the Target Enterprise is carried on in all material respects only in the ordinary course and shall comply with the obligations set out in Schedule 5.

4.                                      CONDITION TO CLOSING

4.1                                 Closing shall be conditional on receipt by SIRVA Worldwide Inc of the approval of the lenders under the credit agreement dated 1 December 2003 (as amended from time to time) between SIRVA Worldwide Inc, the foreign subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, as administrative agent, Banc of America Securities LLC, as syndication agent, and Credit Suisse First Boston, Deutsche Bank Securities, Inc. and Goldman Sachs Credit Partners L.P. as documentation agents, to the Proposed Transaction (the Condition).

4.2                                 The Seller shall use all reasonable endeavours to ensure that the Condition is fulfilled as soon as reasonably practicable after the date of this Agreement. The Seller shall notify the Purchaser promptly upon becoming aware that the Condition has been fulfilled. The first Business Day in London on which the Condition has been fulfilled is the Unconditional Date.

5.                                      CLOSING

5.1                                 Closing shall take place at the London offices of the Seller’s lawyers. The date on which Closing shall take place shall be determined as follows:

(a)                                  if the Unconditional Date falls on or before 28 March 2006 Chicago time then, subject to clause 5.2 below, Closing shall take place on 31 March, 2006, Hong Kong time; otherwise

(b)                                 Closing shall take place on the last Business Day of the calendar month during which the Unconditional Date falls, save that if the Unconditional Date is on or before halfway through the calendar month in question, or if the third Business Day after the Unconditional Date would be in the next calendar month, then in either case Closing shall take place on the third Business Day after the Unconditional Date,

(the date on which Closing is required to take place under this clause 5 being referred to as the Closing Date).

5.2                                 The Seller shall have the right to give notice to the Purchaser in writing no later than close of business in Chicago on 23 March 2006 that the Seller requires Closing to take place on 30 March, 2006, Hong Kong time (an Earlier Closing Notice); for the avoidance of doubt, Closing shall only in fact take place on 30 March, 2006 if the Unconditional Date falls on or before 28 March, 2006 Chicago time. If the Seller serves an Earlier Closing Notice, then clause 5.1(a) shall be deemed to be amended to refer to 30 March 2006 rather than 31 March, 2006 and shall be construed accordingly.

5.3                                 At Closing each of the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates in Schedule 6.

6.                                      SELLER WARRANTIES

6.1                                 The Seller warrants to the Purchaser as at the date of this Agreement in the terms of the Warranties. The Warranties are given subject to the limitations set out in Schedule 3.

6.2                                 None of the limitations in Schedule 3 shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by any director or officer of any member of the Seller Group.

7.                                      PURCHASER WARRANTIES

The Purchaser warrants to the Seller as at the date of this Agreement in the terms of the warranties set out in Schedule 4.

8.                                      CONDUCT OF PURCHASER CLAIMS

8.1                                 If the Purchaser becomes aware of any claim or potential claim by a third party (a Third Party Claim), or of any other matter or circumstance, which might result in a Claim being made, the Purchaser shall:

(a)                                  promptly (and in any event within 20 Business Days of it becoming aware of it) give notice of the Third Party Claim or other matter or circumstance to the Seller and ensure that the Seller and its representatives are given all reasonable information and facilities to investigate it;

(b)                                 not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller;

(c)                                  (subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Seller against all reasonable out of pocket costs and expenses incurred in complying with its obligations under this paragraph (c) in respect of that Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(i)                 take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(ii)              subject to the obligations under clause 8.2 below, allow the Seller (if it elects to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim; and

(iii)           provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

8.2                                 In the event that the Seller takes conduct of any Third Party Claim in accordance with clause 8.1(c)(ii) above it shall prior to taking any material action or entering into any settlement with any third party notify the Purchaser in writing of any proposed action and/or settlement and the Seller and the Purchaser will, as soon as is reasonably practicable, enter into discussions in good faith in relation to the Third Party Claim and the manner in which it should be handled or settled. Nothing in this clause 8.2 will operate to prevent the Seller from taking any action or entering into any compromise in the event that the Buyer and the Seller are unable to reach agreement.

9.                                      NO RIGHTS OF RESCISSION OR TERMINATION

9.1                                 Other than pursuant to clause 9.2, the Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

9.2                                 The Purchaser may, on 5 Business Days notice in writing to the Seller, terminate this Agreement at any time prior to Closing if a Material Adverse Change occurs.

10.                               BUSINESS ASSETS, CONTRACTS AND LIABILITIES

10.1                           Nothing in this Agreement shall operate to transfer any of the Excluded Assets to the Purchaser or make the Purchaser liable for any of the Excluded Liabilities (for the avoidance of doubt, this is without prejudice to the Purchaser’s obligations under any other Transaction Document). The Seller shall from Closing indemnify on demand the Purchaser and each of its Affiliates against any and all Excluded Liabilities and any and all Costs suffered or incurred by any of them as a result of any such Excluded Liabilities.

10.2                           The Purchaser shall from Closing (i) assume and discharge when due any and all Assumed Liabilities of the Seller (including obligations arising under the Business Contracts) and (ii) indemnify on demand the Seller and each of its Affiliates against any and all such Assumed Liabilities and any and all Costs suffered or incurred by any of them as a result of any such Assumed Liabilities or any failure to perform and discharge any obligations arising under the Business Contracts.

10.3                           The provisions of clauses 10.1 and 10.2 above are in each case subject to the provisions of Schedule 8.

10.4                           After Closing, the Purchaser shall at its cost execute and deliver all such further documents and/or take such other action as the Seller may reasonably request in order to effect the release and discharge in full of the relevant member of the Seller Group from any Assumed Liabilities or the assumption by the Purchaser as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Seller Group (in each case on a non-recourse basis to any member of the Seller Group).

10.5                           The provisions of Schedule 7 shall apply if and to the extent that the benefit and/or burden of any of the Business Contracts and Business Claims cannot be assigned or transferred to the Purchaser except by an agreement of novation or without obtaining a consent, approval, waiver or the like to the assignment or transfer from a third party (such agreement of novation or consent, a Third Party Consent).

11.                               EXISTING BUSINESS PROPERTIES AND TARGET COMPANY PROPERTIES

The provisions of Schedule 8 shall apply in respect of the Existing Business Properties and the Target Company Properties.

12.                               BUSINESS EMPLOYEES

12.1                           The parties intend that the contracts of employment of the Employees of the Businesses will have effect from the close of business on the Closing Date as if originally made between the Purchaser and those Employees. Accordingly, if the rights, powers, duties, liabilities and obligations of the Seller in respect of any contracts of employment with those Employees in force immediately before the Closing Date do not transfer to the Purchaser in accordance with local applicable laws:

(a)                                  the Purchaser or a member of the Purchaser Group shall make offers of employment to the relevant Employees to take effect on close of business on the Closing Date on terms and conditions (which shall include treating any period of service with any member of the Seller Group as if it were service with the Purchaser) which are no less favourable taken as a whole than those on which each such Employee was employed by the relevant member of the Seller Group immediately prior to the Closing Date or as required by applicable law; and

(b)                                 where those Employees accept such offers of employment, the Seller will ensure that they are released from employment with the relevant member of the Seller Group with effect from the close of business on the Closing Date or on the date of acceptance of employment with the Purchaser, if later.

12.2                           The Purchaser shall indemnify and hold harmless the Seller against any Liabilities or Costs incurred by the Seller Group to the extent they arise from or are attributable to the employment or termination of employment of the Employees after the Closing Date including, without limitation (i) any Liability or Costs arising out of any failure by the Purchaser or any member of the Purchaser’s Group to offer terms and conditions of employment and working conditions which are no less favourable than those which apply to Employees up to the Closing Date or as required by law; and (ii) any Liability or Costs arising from an Employee declining an offer of Employment made by the Purchaser or any member of the Purchaser’s Group in accordance with clause 12.1.

12.3                           The Seller shall indemnify and hold harmless the Purchaser against any Liabilities or Costs incurred by the Purchaser Group:

(a)                                  to the extent they arise from or are attributable to any breach or default by the Seller prior to the close of business on the Closing Date in respect of any of its obligations or duties to, or in relation to, any of its employees or former employees; and/or

(b)                                 to the extent they otherwise relate to any employee of the Seller who is not an Employee,

and in each case which the Purchaser or any member of the Purchaser’s Group may incur or suffer as a result of succeeding to the Seller in relation to the contracts of employment of Employees or any other employee or former employee of the Seller, whether by operation of law or as a result of making offers of employment under clause 12.1, save in each case to the extent that any such Liability or Claim arises directly or indirectly from any failure by the Purchaser to provide the Seller with the information required from the Purchaser to enable the Seller to comply with its obligations.

12.4                           The Purchaser shall provide the Seller with such information as the Seller may reasonably request in writing as is necessary for the Seller to comply with any legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any employee body) in relation to the Proposed Transactions to consult with or inform the Employees (or any of them), a relevant trade union or any other employee representatives.

12.5                           The Purchaser shall assume from the Closing Date liability for leave entitlements attributable to Employees.

12.6                           The Seller shall, within 60 days of Closing, calculate the amounts which would have been payable to any of the Employees participating in the Seller’s Management Bonus Scheme if a bonus had been calculated for them on the terms of that scheme but:

(a)                                  based on the results of the Target Enterprise for the period from and including 1 January 2006 to and including the Effective Date; and

(b)                                 calculated using target numbers which are (i) for any completed quarter, the targets in the budget of the Target Enterprise for that quarter; and (ii) for any part of a quarter, a pro rata percentage of the targets in the budget of the Target Enterprise for that quarter,

(as so calculated, the Part-Year Bonus Payments). Having made that calculation, the Seller shall notify the Purchaser in writing of the amounts concerned and the Employees to whom they are respectively owed. The Seller shall pay to the Purchaser an amount equal to the aggregate of such Part-Year Bonus Payments plus an amount equal to any employer’s national insurance contributions which would be payable in respect of payments in those amounts being made to the relevant Employees. The Purchaser shall then promptly pay to each relevant Employee an amount equal to the respective Part-Year Bonus Payment, after deducting the applicable employee national insurance contributions and PAYE, and then both account for the national insurance and PAYE amounts so deducted and pay the applicable employer national insurance contributions to HMRC.

13.                               TAX

13.1                           All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever except only where the law requires it; the Purchaser agrees that it shall neither make any withholding nor seek any clearance certificate pursuant to section 980 of the Irish Taxes Consolidation Act, 1997.

13.2                           Any sum payable by the Purchaser to the Seller under this Agreement is exclusive of any applicable VAT.

13.3                           The Seller and the Purchaser consider that the transfer of each of the Businesses should for VAT purposes constitute the transfer to the Purchaser of part of the business of the Seller as a going concern and the transfer of the Business Assets other than the Non-TOGC Properties (so far as made in the United Kingdom) should accordingly fall within Article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) (Article 5) so as to be treated as neither a supply of goods nor a supply of services for the purposes of VAT.

13.4                           If it has not done so prior to the date hereof, the Seller (or its advisers) shall send to H.M. Revenue & Customs a letter seeking a direction that the Seller be permitted to keep and preserve following Closing the records referred to in section 49(1)(b) of the VATA so far as they relate to the carrying on of the Businesses prior to Closing. If such direction is given, the Seller shall preserve such records in good order and in such manner and for such period as shall be required by law and shall give the Purchaser reasonable access to such records during normal business hours. If such direction is not given and H.M. Revenue & Customs do not determine that Article 5 does not apply to the transfer of any part of the Businesses, the Seller shall deliver such records to the Purchaser as soon as possible after Closing and the Purchaser shall preserve such records in good order and in such manner and for such period as shall be required by law and shall give the Seller reasonable access to such records during normal business hours.

13.5                           The Seller represents and warrants to the Purchaser that it is registered for the purposes of VAT. There is set out in Part J of Schedule 8 a list of all those Existing Business Properties in relation to which the Seller or a relevant associate (as defined in paragraph 3(7) of Schedule 10 to the VATA) of the Seller has made or will make before the relevant date within the meaning of paragraph (3) of Article 5 an election under paragraph 2 of Schedule 10 to the VATA to waive the exemption from VAT (so far as TOGC Properties, the TOGC Taxable Properties and so far as Non-TOGC Properties, the Non-TOGC Taxable Properties).

13.6                           The Purchaser represents, warrants and undertakes to the Seller:

(a)                                  that it is, and until at least the day after Closing will remain, a registered taxable person for the purposes of VAT; and

(b)                                 that it intends to use the Business Assets relating to each Business to carry on the same kind of business as that Business with effect from Closing.

13.7                           The Purchaser undertakes to the Seller:

(a)                                  (if it has not done so prior to the date hereof) to make an election to waive the exemption in respect of the TOGC Taxable Properties pursuant to paragraph 2 of Schedule 10 to the VATA, such election to have effect no later than the relevant date and that it has not and will not revoke such election under the provisions of paragraph 3(5)(a)(i) of Schedule 10 to the VATA;

(b)                                 to give written notification of such election as required by paragraph 3(6)(b) of Schedule 10 to the VATA, together with any other information referred to in that paragraph, no later than the relevant date; and

(c)                                  to supply to the Seller at or prior to Closing evidence reasonably satisfactory to the Seller that it is a registered taxable person for the purposes of VAT, copies of all elections and of the notification of those elections submitted to H.M. Revenue & Customs referred to in sub-clauses 13.7(a) and (b) above and of any acknowledgement received from H.M. Revenue & Customs,

(relevant date having the meaning given to it by paragraph (3) of Article 5).

13.8                           In relation to the TOGC Taxable Properties, the Purchaser hereby notifies the Seller that paragraph (2B) of Article 5 does not apply to the Purchaser and the Purchaser undertakes to promptly notify the Seller in writing if paragraph (2B) of Article 5 becomes applicable to the Purchaser at any time on or before Closing.

13.9                           Save in respect of the Non-TOGC Taxable Properties, if H.M. Revenue & Customs determine that VAT is chargeable in respect of the transfer of all or any part of the Businesses pursuant to this Agreement (which for the purposes of this clause includes VAT chargeable in respect of the transfer of any of the Business Assets pursuant to this Agreement), the Purchaser shall, in addition to the purchase price, pay to the Seller on Closing or, if later, five Business Days after receipt of notice from the Seller of that determination and against delivery of a valid VAT invoice the amount of any VAT which is chargeable in respect of the transfer of the Businesses.

13.10                     If the Purchaser is in breach of clause 13.7, has notified the Seller that paragraph (2B) of Article 5 has become applicable to it under clause 13.8 (a notification of applicability) or is reasonably believed by the Seller to be in breach of clause 13.6, the Seller shall be entitled to treat the transfer of the Business (in the event of a breach of clause 13.6) for all purposes as if it did not fall within Article 5 or (in the event of a breach of clause 13.7 or notification of applicability under clause 13.8 but not in the event of a breach of clause 13.6) as if the transfer of the TOGC Taxable Properties (or, as the case may be, those TOGC Taxable Properties in respect of which the Purchaser is in breach of clause 13.7 or a notification of applicability is made under clause 13.8) was a supply thereof and the Purchaser shall forthwith on receipt of an appropriate VAT invoice (or, if later, at Closing) pay to the Seller an amount equal to the VAT shown thereon, together with any interest or penalty incurred by the Seller in connection therewith. Such VAT shall be refunded by the Seller to the Purchaser if and to the extent that H.M. Revenue & Customs confirm that VAT is not chargeable PROVIDED THAT if the Seller has already accounted for such VAT to H.M. Revenue & Customs, no amount shall be refunded under this clause unless and to the extent that the Seller has received effective repayment or credit in respect of such VAT.

13.11                     The Purchaser shall indemnify the Seller (on an after tax basis and for itself and on behalf of other members of any relevant VAT group) against any interest or penalties assessed by H.M. Revenue & Customs on the Seller as a result of the transfer of any of the Business Assets other than the Non-TOGC Properties not falling within Article 5, provided that the Purchaser shall not be liable under this clause 13.11 to the extent that such interest or penalties arise by reason of the Seller paying such VAT more than three Business Days after receipt by the Seller of an amount equal to such VAT from the Purchaser under this clause 13.11.

13.12                     The Purchaser represents and warrants to the Seller that it does not intend or expect that any of the Non-TOGC Taxable Properties will become or continue to be exempt land within the meaning of paragraph 2(3AA) of Schedule 10 to the VATA.

13.13                     The Purchaser shall, in addition to the purchase price, pay to the Seller on Closing and against delivery of a valid VAT invoice the amount of any VAT which is chargeable in respect of the transfer of the Non-TOGC Taxable Properties.

14.                               INSURANCE

14.1                           From the date of this Agreement until (and including) the Closing Date, members of the Seller Group and the Target Company shall continue in force, all policies of insurance maintained by them in respect of the Target Enterprise (including in respect of each of the Properties, except for those Properties where there is a Lease and there is an obligation on the landlord to insure).

14.2                           Upon Closing all insurance cover arranged in relation to the Target Enterprise or otherwise in relation to the Target Company by the Seller Group (whether under policies maintained with third party insurers or other members of the Seller Group) shall cease (whether in relation to insured events taking place on, before or after Closing) and the Purchaser shall procure that no member of the Purchaser Group shall make any claim under any such policies. The Seller shall be entitled to make arrangements with its insurers to reflect this clause.

15.                               PAYMENT OF INTER-COMPANY DEBT

15.1                           The Seller shall procure that at Closing there is no outstanding Inter-Company Non-Trading Debt outstanding. To the extent that there is any Inter-Company Non-Trading Payable outstanding prior to Closing, the Seller shall be entitled to subscribe for additional shares in the capital of the Target Company in order to provide it with the funds necessary to repay the applicable Inter-Company Non-Trading Payable. If that occurs, then the shares that are so allotted and issued to the Seller shall, from that time, be treated for the purposes of this agreement as “Shares” and shall be transferred on and subject to the terms of this Agreement and the parties’ obligations under this agreement shall be construed accordingly.

15.2                           The Purchaser shall procure that any Inter-Company Trading Debt which is owed by the Target Company as at Closing is paid to the relevant member of the Seller Group within 30 days of the Closing Date; such payments shall be made in accordance with clause 21.1.

15.3                           The Seller shall procure that any Inter-Company Trading Debt which is owed by any member of the Seller Group as at Closing is paid to the Target Company (or, as the case may be, the Purchaser) within 30 days of the Closing Date; such payments shall be made in accordance with clause 21.2.

16.                               GUARANTEES AND OTHER THIRD PARTY ASSURANCES

The Purchaser shall ensure that at Closing each member of the Seller Group is released in full from all Third Party Assurances listed in Exhibit 2 given by it in respect of obligations of the Target Company or relating to any Business Contract. In addition, the Purchaser shall use its reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of the Target Company or relating to any Business Contract, each member of the Seller Group is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 17, the Purchaser shall indemnify the Seller and each of its Affiliates against any and all Costs arising after the Effective Date (provided that Closing takes place) under or by reason of that Third Party Assurance.

17.                               INFORMATION, RECORDS AND ASSISTANCE POST-CLOSING

17.1                           For 7 years following the Closing Date, each member of the Purchaser Group shall provide the Seller (at the Seller’s cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Target Enterprise and to the period up to Closing (the Records). This obligation is subject to the provisions of clause 23 (Confidentiality).

17.2                           For 7 years following the Closing Date, no member of the Purchaser Group shall dispose of or destroy any of the Records without first giving the Seller at least 2 months’ notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain any of them (at the Seller’s expense).

17.3                           Each member of the Purchaser Group shall (at the Seller’s expense) also give such assistance to any member of the Seller Group as the Seller may reasonably request in relation to any third party proceedings by or against any member of the Seller Group so far as they relate to the Target Enterprise, including proceedings relating to employees’ claims or taxation.

18.                               PROTECTIVE COVENANTS POST-CLOSING

18.1                           Neither the Seller nor any of its Affiliates shall carry on or be engaged in any Competing Business in the Protected Territories during a period of 3 years after the Closing Date. For this purpose:

(a)                                  Competing Business means a business which competes with any business carried on at the Closing Date by the Target Company or, in relation to the Target Enterprise, the Seller; provided that carrying on or being engaged in any Permitted Business shall not be regarded as a Competing Business;

(b)                                 Permitted Business means carrying on or being engaged in (i) any trade or business carried on at the date of this Agreement by any member of the Seller Group (other than the Seller) or (ii) any trade or business, other than the Target Enterprise, carried on at the date of this Agreement by the Seller; or (iii) for the avoidance of doubt, the storage of any records or documents by any member of the Seller Group where it is for purposes ancillary to that member of the Seller Group’s other business activities from time to time or is otherwise in the course of any trade or business of that member that has not been actively marketed as a records management business; or (iv) for the avoidance of doubt, the rental or loan of any crates or other containers by any member of the Seller Group where it is for purposes ancillary to that member of the Seller Group’s other business activities from time to time or is otherwise in the course of any trade or business of that member that has not been actively marketed as a crate hire business;

(c)                                  Protected Territories means the United Kingdom and Ireland.

18.2                           Nothing in this clause 18 shall prevent, after Closing, the Seller or any of its Affiliates from:

(a)                                  owning securities in any company dealt in on a stock exchange which do not exceed 15 per cent. in nominal value of the securities of that company;  or

(b)                                 acquiring any one or more companies and/or businesses (taken together, the Acquired Business) where at the time of the acquisition the activities of the Acquired Business include a Competing Business (the Acquired Competing Business) and subsequently carrying on or being engaged in the Acquired Competing Business, if the turnover attributed to the Acquired Competing Business in its last financial year prior to such acquisition is less than 25 per cent. of the turnover of the Acquired Business as a whole; or

(c)                                  performing its obligations under this Agreement and/or under any other agreement which it may enter into with a member of the Purchaser Group.

18.3                           The Purchaser shall not and shall each procure that none of its Affiliates shall (in each case, whether alone, jointly with another, directly or indirectly), for 2 years after Closing, offer to employ or seek to entice away from the Seller Group any person who was employed by the Seller Group at any time during the 12 months ending on the Closing Date and with whom the Purchaser had or has contact in the course of negotiating or implementing the Transaction Documents or otherwise in relation to the Proposed Transactions.

18.4                           The Seller shall not and shall each procure that none of its Affiliates shall (in each case, whether alone, jointly with another, directly or indirectly), for 2 years after Closing, offer to employ or seek to entice away from the Purchaser Group any person who was employed by the Purchaser Group at any time during the 12 months ending on the Closing Date and with whom the Seller had or has contact in the course of negotiating or implementing the Transaction Documents or otherwise in relation to the Proposed Transactions.

19.                               POST-CLOSING

19.1                           On or as soon as possible after Closing, the Purchaser and the Seller shall send out a joint notice in the Agreed Form to an agreed list of the suppliers, customers and clients of the Target Enterprise advising them of the transfer of the Target Enterprise.

19.2                           Within a reasonable period after Closing, the Seller shall change the names of Irish Security Archives Limited (Northern Ireland) and GB Nationwide Crate Hire Limited to such alternative names as it may determine and such alternative names shall not, in the reasonable opinion of the Seller, be associated with the Businesses or the Target Company.

19.3                           If the Effective Date is not the Closing Date then, from the Closing Date until the end of the calendar month during which Closing takes place, the Purchaser shall ensure that the Target Enterprise is carried out in all material respects in the ordinary course (including as to settlement of liabilities and timing of expenditure).

19.4                           Other than in the event that the Closing Date is 30 March, 2006, if the Effective Date is not the Closing Date then, as soon as reasonably practicable after the monthly accounting information for the Target Enterprise in relation to the calendar month during which Closing took place (the Full Month Accounts) has been prepared by the Seller pursuant to the Transitional Services Agreement, the Seller shall prepare a net cashflow statement for the Businesses in respect of that calendar month (the Net Cashflow Statement) and shall notify the Purchaser in writing of the Pre-Closing Net Cashflow Amount in respect of the Businesses; for the avoidance of doubt, the cashflow of the Target Company shall be ignored for this purpose. The Net Cashflow Statement shall be prepared in accordance with the Seller’s normal monthly accounting policies and procedures and based solely on the information in the Full Month Accounts, with such adjustments being made to that information as the Seller reasonably considers appropriate. The Seller shall ensure that the Purchaser shall be given reasonable access to the supporting documentary evidence and calculations for the Net Cashflow Statement and shall provide all assistance reasonably requested by the Purchaser to verify the Pre-Closing Net Cashflow Amount. In the absence of manifest error, the Net Cashflow Statement shall be final and binding. For the purpose of this Agreement, Pre Closing Net Cashflow Amount means, in relation to the Businesses, an amount equal to

(CF x Y/X) – (T + V)

where:

(a)                                  CF = the aggregate cashflow of the Businesses as reflected in the Net Cashflow Statement (being the aggregate cash inflow minus the aggregate cash outflow of the Businesses during the calendar month during which Closing took place and excluding any amounts paid or received in respect of corporation tax or VAT);

(b)                                 T = corporation tax for which the Seller is liable on the taxable profit (if any) attributable to the Businesses during the period from and including the first day of the calendar month during which Closing took place to and including the Closing Date;

(c)                                  V = the net VAT liability of the Seller in relation to supplies made to and by it in respect of the Businesses during the period from and including the first day of the calendar month during which Closing took place to and including the Closing Date, save in so far as they relate to the transfer of the Businesses to the Purchaser;

(d)                                 X = the number of calendar days in the calendar month during which Closing took place; and

(e)                                  Y = the number of calendar days from and including the first calendar day of the calendar month during which Closing took place to and including the Closing Date.

If the Pre-Closing Net Cashflow Amount is a positive amount, the Seller shall pay an amount equal to that Pre-Closing Net Cashflow Amount to the Purchaser and if the Pre-Closing Net Cashflow Amount is a negative amount, the Purchaser shall pay an amount equal to that Pre-Closing Net Cashflow Amount to the Seller. Such payment shall be made within 5 Business Days of notification pursuant to this clause 19 of the Pre-Closing Net Cashflow Amount, in accordance with clause 21.

19.5                           The Seller shall use its reasonable endeavours to liaise with the Purchaser and the third party provider of the Freephone/Lo-call Numbers with a view to ensuring that the Purchaser is able to use the Freephone/Lo-call Numbers immediately after Closing.

19.6                           As soon as reasonably practicable after Closing and in any event within 3 months afterwards, the Target Company and the Businesses shall cease to use or display any trade or service name or mark, business name, logo or domain name used or held by any member of the Seller Group or any mark, name or logo which, in the reasonable opinion of the Seller, is substantially or confusingly similar to any of them, save in each case specifically permitted under the Transaction Documents.

20.                               TAX INDEMNITY

20.1                           The Seller hereby covenants with the Purchaser to pay to the Purchaser the amount of any tax which the Target Company is liable to pay arising in respect of any income, profits or gains earned, accrued or received on or before 31 December 2005, except to the extent that that liability:

(a)                                  is due to a voluntary transaction, act or omission of the Purchaser or the Target Company at any time after Closing; or

(b)                                 is reduced by the surrender of any relief by any Seller Group Company pursuant to clause 20.2.

20.2                           The Purchaser shall take and shall procure that the Target Company will take all steps reasonably required by the Seller to effect the surrender to the Target Company of any relief by any Seller Group Company. The amount of any reduction in the relevant tax liability under clause 20.1(b), (i) shall be paid by the Target Company to the relevant Seller Group Company and (ii) shall be paid by the Seller to the Purchaser.

21.                               PAYMENTS

21.1                           Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Seller’s Bank Account. The Seller agrees to pay each member of the Seller Group that part of each payment to which it is entitled.

21.2                           Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser’s Bank Account. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

21.3                           Payment under clause 21.1 and 21.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

21.4                           If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

22.                               ANNOUNCEMENTS

22.1                           Until 3 months after the Closing Date, neither the Seller nor the Purchaser (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

22.2                           The restriction in clause 22.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other party in advance as to its form, content and timing.

23.                               CONFIDENTIALITY

23.1                           For the purposes of this clause 23:

(a)                                  Confidential Information means:

(i)                    (in relation to the obligations of the Purchaser and the Guarantor) any information received or held by the Purchaser (or any of its Representatives)

relating to the Seller Group or, prior to Closing, the Target Company and/or the Businesses; or

(ii)                 (in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, the Target Company and/or the Businesses; and

(iii)              information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

(b)                                 Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

23.2                           Each of the Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 23 permits or (ii) as the other party approves in writing.

23.3                           Clause 23.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:

(a)                                  disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(b)                                 disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)                                  disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

(d)                                 disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

23.4                           Each of the Seller and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information and agree to maintain the Confidential Information in accordance with the provisions of this clause 23.

23.5                           If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)                                  return to the Seller all written documents and other materials relating to the Seller, the Target Company, the Businesses or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies of them;

(b)                                 destroy all information or other documents derived from such Confidential Information; and

(c)                                  so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

24.                               ASSIGNMENT

Unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 24 shall be void.

25.                               FURTHER ASSURANCES

25.1                           Each of the Seller and the Purchaser shall, for a period of 6 months from the Closing Date, execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement.

25.2                           Each of the Seller and the Purchaser shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

26.                               COSTS

26.1                           Subject to clause 26.2 and except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transactions.

26.2                           The Purchaser shall bear or procure that its Affiliates shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes including in each case any related interest or penalties arising as a result of this Agreement or of any of the other Transaction Documents.

27.                               NOTICES

27.1                           Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. Any notice sent by fax shall also be sent by email, and vice versa. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax and email provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

27.2                           The addresses of the parties for the purpose of clause 27.1 are as set out on the first page of this Agreement and their fax numbers for the purpose of clause 27.1, and the person for whose attention any notice is to be marked, are respectively:

Seller

Address:                                                                                               SIRVA UK Limited
Heritage House

345 Southbury Road
Enfield
Middlesex EN1 1UP

Fax:	+44 (0)20 8219 8101

Email:	Company.secretary@sirva.co.uk

For the attention of:	Company Secretary

Purchaser

Address:	Crown Relocation Services Limited
c/o Crown Worldwide Ltd
19 Stonefield Way
South Ruislip
London
Middlesex HA4 0BJ

Fax:	(+44) (0)20 88398167

Email:	dmuir@crownrelo.com

For the attention of:	David Muir

Guarantor

Address:	Crown Worldwide Holdings Limited
Suite 2001, MassMutual Tower
38 Gloucester Road
Wanchai
Hong Kong

Fax:	(852) 2528 0177

Email:	kmadrid@crownworldwide.com

For the attention of:	Ken Madrid

27.3 Any notice to the Seller shall be copied to:

Address:	SIRVA, Inc.
700 Oakmont Drive
Westmont
Illinois
USA

Fax:	+1 (630) 468 4706

Email:	eryk.spytek@sirva.com

For the attention of:	General Counsel

27.4 Any notice to the Purchaser shall be copied to:

Address:	Crown Worldwide Holdings Limited
Suite 2001, MassMutual Tower
38 Gloucester Road
Wanchai
Hong Kong

Fax:	(852) 2528 0177

Email:	kmadrid@crownworldwide.com

For the attention of:	Ken Madrid

and

Address:	Eversheds LLP
Cloth Hall Court
Infirmary Street
Leeds
LS1 2JB

Fax:	+44 (0)113 245 6188

Email:	robinjohnson@eversheds.com

27.5 Any notice to the Guarantor shall be copied to:

Address:	Eversheds LLP
Cloth Hall Court
Infirmary Street
Leeds
LS1 2JB

Fax:	+44 (0)113 245 6188

Email:	robinjohnson@eversheds.com

For the attention of:	Robin Johnson

28.                               CONFLICT WITH OTHER AGREEMENTS

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

29.                               WHOLE AGREEMENT

29.1                           This Agreement and the other Transaction Documents together set out the whole agreement between the parties in respect of the sale and purchase of the Shares and the Businesses and supersede any prior agreement (whether oral or written) relating to the Proposed Transactions. It is agreed that:

(a)                                  no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other party (or any of its Connected Persons) in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document;

(b)                                 any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transactions are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)                                  the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)                                 except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Connected Persons) in relation to the Proposed Transactions, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each party agrees to the terms of this clause 29 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Affiliates.

30.                               WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

31.                               COUNTERPARTS

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

32.                               VARIATIONS

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

33.                               INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

34.                               NO THIRD PARTY ENFORCEMENT RIGHTS

A person who is not a party to this Agreement shall have no right under any statutory provision to enforce any of its terms.

35.                               GUARANTEE

35.1                           In consideration of the Seller agreeing to sell the Businesses and the Target Company on the terms of this Agreement, the Guarantor unconditionally and irrevocably guarantees:

(a)                                  the due, punctual and full performance by the Purchaser (or any of its Affiliates, as the case may be) of all of its obligations under this Agreement and the other Transaction Documents;

(b)                                 the payment by the Purchaser (or any of its Affiliates, as the case may be) when due of any amount payable under this Agreement and the other Transaction Documents,

as if the Guarantor were the principal obligor under this Agreement and the other Transaction Documents and not merely a surety.

35.2                           The Guarantor shall indemnify the Seller against all reasonable costs which the Seller may pay or incur in collecting or enforcing the payment of any amount payable by the Purchaser (or any of its Affiliates, as the case may be) under this Agreement or the other Transaction Documents.

35.3                           The guarantee set out in sub-clause 35.1 is a continuing guarantee and shall remain in full force and effect until all the obligations of the Purchaser (or any of its Affiliates, as the case may be) guaranteed by this clause 35 have been discharged in full. It is in addition to and shall not prejudice nor be prejudiced by any other guarantee, indemnity or other security or right against any third party which the Seller may have for the due performance of these obligations.

35.4                           Before making any demand under sub-clause 35.1 the Seller shall make a written demand of the Purchaser (or any of its Affiliates, as the case may be) specifying the payment or obligation to be performed. If the demand is not fully satisfied within 2 Business Days of its receipt by the Purchaser (or any of its Affiliates, as the case may be), the Seller shall be entitled to make written demand upon and proceed directly against the Guarantor in respect of any specified payment or obligation which is due for performance and remains unsatisfied.

35.5                           The Guarantor acknowledges that its liability under this clause 35 shall not be discharged or affected in any way by time or any other indulgence or concession being granted to the Purchaser or by any other act, omission, dealing, matter or thing whatsoever (including without limitation any change in the memorandum or articles of association of the Purchaser (or any of its Affiliates, as the case may be) or the Guarantor, any amendment to this Agreement or any other Transaction Document or the liquidation, dissolution, reconstruction or amalgamation of the Purchaser (or any of its Affiliates, as the case may be) or the Guarantor or the illegality or enforceability of this Agreement or any other Transaction Document) which but for this provision might operate to release the Guarantor from its obligations under this clause 35.

36.                               GOVERNING LAW AND JURISDICTION

36.1                           This agreement and the legal relationships established by or otherwise arising in connection with this agreement shall be governed by, and interpreted in accordance with, English law.

36.2                           If any dispute, controversy or claim arises out of or in connection with this agreement including the breach, termination or invalidity thereof (Dispute), the Purchaser or the Seller may serve formal written notice on the other party that a Dispute has arisen (a Notice of

Dispute). The Notice of Dispute shall describe the material points of the Dispute in sufficient detail to enable the parties to reach an amicable settlement pursuant to the procedure set out in the remaining provisions of this clause 36.

36.3                           Following the service of a Notice of Dispute, the parties shall use all reasonable endeavours to settle such Dispute amicably through negotiations between their respective authorised representatives within a period of thirty (30) days starting from the date of receipt of the Notice of Dispute by the relevant party. The Seller and the Purchaser may by written agreement extend such thirty (30) day period and take all such other steps as they mutually agree will assist them in reaching an amicable settlement of the Dispute, including the joint appointment of a person who is an expert in the subject matter of the Dispute.

36.4                           If the Dispute is not resolved by the signing of written terms of settlement by authorised representatives of the relevant parties within such thirty (30) day period (or such longer period as may have been agreed between them) as provided under clause 36.3, then the Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The seat of the arbitration shall be London. The language of the arbitration shall be English.

AS WITNESS THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AS A DEED ON BEHALF OF THE PARTIES THE DAY AND YEAR FIRST BEFORE WRITTEN.

CONFORMED COPY

SCHEDULE 1

THE BUSINESSES

PART A : CATEGORIES OF BUSINESSES ASSETS

The Businesses include the following (but in each case exclude the Excluded Assets and the Excluded Liabilities):

(a)                                  the Properties;

(b)                                 Business Loose Plant and Equipment;

(c)                                  Stock;

(d)                                 Trade Debtors as at Closing;

(e)                                  benefit of all Business Contracts;

(f)                                    Business Claims;

(g)                                 Business Information;

(h)                                 Owned IP, the Trade Name and the Service Mark;

(i)                                     IT Systems used by the Seller that relate exclusively to the Businesses; and

(j)                                     Business Goodwill,

(together the Business Assets).

PART B : EXCLUDED ASSETS

1.                                       The Excluded Contracts (including any amounts due under the Excluded Contracts and any assets or rights provided or licensed under the Excluded Contracts.

2.                                       Non-Exclusive Information.

3.                                       Any cash (whether at bank or in hand) or cash equivalents owned by any member of the Seller Group.

4.                                       The benefit of any insurance policies held by the Seller Group which relate to the Target Enterprise or otherwise to the Target Company.

5.                                       Any information and communication systems (including hardware and software) which are used at Closing in relation to the Businesses and which are located in premises occupied by a member of the Seller Group which are not Properties.

6.                                       Any right of any member of the Seller Group to repayment of tax and the benefit of any other claim in respect of tax.

7.                                       The benefit any member of the Seller Group has of any prepayments made prior to Closing in relation to insurance.

8.                                       For the avoidance of doubt, the waste licences, data protection registrations and other licences or permits issued by, or registrations with, any governmental authority in relation to the Businesses.

9.                                       Any right or benefit in relation to any items to the extent that, in the Seller’s accounting system, they would fall within any of the accounting codes in the accounting records of the Seller with the following names:

(a)                                  Rent Restatement Provision;

(b)                                 Q1 Overcharge;

(c)                                  Q2 Charge to Branch for rent awaiting invoices;

(d)                                 Q2 Rates variance – pending confirmation of budget.

10.                                 The shares in Allied Pickfords Limited.

11.                                 The names “Pickfords” and “Pickfords Records Management”.

12.                                 The domain name www.pickfordsrm.com.

13.                                 Save as provided in Schedule 8, all property interests in the New Lease Properties and the New Underlease Consent Properties.

14.                                 The shares in Irish Security Archives Limited (Northern Ireland) and GB Nationwide Crate Hire Limited.

PART C : EXCLUDED CONTRACTS

1.                                       Any contracts of the Seller to the extent that they relate to Excluded Business Debt.

2.                                       Site Facility Agreements to the extent that they relate to the New Lease Properties and the New Underlease Consent Properties.

3.                                       All Business Contracts (for the avoidance of doubt, other than Site Facility Agreements) to the extent that they relate to the purchasing or procurement of goods or stocks in connection with the Businesses.

4.                                       The contracts and arrangements relating to the “Oracle” Financial Software package used in relation to the Target Enterprise.

5.                                       Bank accounts in the name of the Seller.

PART D : EXCLUDED LIABILITIES

1.                                       Any liabilities under the Excluded Contracts, including any Excluded Business Debt owed by the Seller.

2.                                       Any tax for which any member of the Seller Group is liable in respect of any Business or Business Asset.

3.                                       Any liability in respect of insurance premiums accrued for as at the Closing Date.

4.                                       Any liability of the Seller in respect of pension, retirement indemnity or other post-retirement benefits in relation to any of the Employees as at the Closing Date.

5.                                       Any audit fees outstanding as at the Closing Date.

6.                                       Any liabilities of the Seller in respect of Trade Creditors as at the Effective Date, other than Capital Creditors.

7.                                       Any liability in relation to any items to the extent that, in the Seller’s accounting system, they would fall within any of the accounting codes in the accounting records of the Seller with the following names:

(a)                                  A/P Vendor;

(b)                                 Remittance Control;

(c)                                  A/P Overpayments to Accounts Payable;

(d)                                 Accrued Other;

(e)                                  Accr Pay – Facilities (PLH);

(f)                                    NI on cars;

(g)                                 Maintenance accrual;

(h)                                 Telecom Provision;

(i)                                     Other (Comms Cost);

(j)                                     Accr Pay – Comms.

8.                                       Any liability on the part of the tenant of the existing leases held by a Seller Group Company of each Existing Business Property which is also (i) a Leasehold Property and (ii) either a New Lease Property or a New Underlease Consent Property (but without prejudice to the obligations and Liabilities of the Purchaser pursuant to Schedule 8 and the terms of the New Leases and New Underleases).

9.                                       Any liability of the freehold owner of each Existing Business Property which is held freehold by a Seller Group Company and which is also a New Lease Property (but without prejudice to the obligations and Liabilities of the Purchaser pursuant to Schedule 8and the terms of the New Leases).

10.                                 Any liability on the part of the tenant of the existing leases of each Existing Business Property which is also an Assignment Consent Property to pay rent, estate service charge, business rates and insurance prior to the Effective Date.

11.                                 Any liability to the extent (but not otherwise) that it arises from a breach by the Seller of any of the Business Contracts prior to the Closing Date.

References in Parts B to D of this Schedule 1 to the Seller Group or any member of the Seller Group shall not, for the avoidance of doubt, be taken to refer to the Target Company.

SCHEDULE 2

SELLER WARRANTIES

In this Schedule where a statement is made referring to the Seller it shall be construed as including a reference, and applying, to the Businesses and not to any other business of the Seller.

PART A : GENERAL/COMMERCIAL

1.              The Seller Group, the Shares and the Businesses

1.1         Authorisations, valid obligations, filings and consents.

(a)                                  The Seller has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

(b)                                 Entry into and performance by each member of the Seller Group of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or (ii) (subject to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

1.2         The Seller Group, the Shares and the Businesses.

(a)                                  Each of the Seller and the Target Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power under its memorandum or articles of association, by-laws or equivalent constitutional documents to conduct its business as conducted at the date of this Agreement.

(b)                                 The Seller is or will at Closing be entitled to transfer (or procure the transfer of) the Shares on the terms of this Agreement.

(c)                                  All the Shares are fully paid or properly credited as fully paid and the Seller is or will at Closing be the sole legal and beneficial owner of the Shares free from all Third Party Rights.

(d)                                 No member of the Seller Group has entered into any agreement whereby any person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in the Target Company.

(e)                                  The Shares constitute the whole of the issued share capital of the Target Company.

(f)                                    The information on the Target Company set out in Exhibit 2 is accurate in all material respects.

1.3         The Businesses. The Seller has or will at Closing have the right, title and authority to sell to the Purchaser the legal and beneficial ownership of all material Business Assets comprised in the Businesses as detailed in Schedule 1 Part A free from all Third Party Rights other than Permitted Encumbrances.

1.4         Other interests. The Target Company neither owns nor has any interest of any nature in any shares, debentures or other securities issued by any undertaking.

2.              Financial Matters

2.1         Transactions Foundations Databook Appendix. The Transactions Foundations Databook Appendix has been prepared in all material respects in accordance with the policies and methods set out in the Transactions Foundations Databook Appendix (or, to the extent that the treatment or characterisation of the amount or item concerned or any equivalent item or amount is not dealt with in the Transactions Foundations Databook Appendix, then in accordance with UK GAAP as at 21 May 2005) and the Transactions Foundations Databook Appendix does not materially misrepresent the state of affairs of the Businesses and the assets and liabilities of the Businesses as at 21 May 2005.

2.2         Position with regard to the Businesses since 21 May 2005. Since 21 May 2005, the Businesses have been carried on in the ordinary course.

2.3         The Last Accounts. The Last Accounts fairly present the state of affairs of the Target Company and its assets and liabilities as at the Last Accounts Date and the results thereof for the financial year ended on the Last Accounts Date.

2.4         Position of the Target Company since Last Accounts Date. Since the Last Accounts Date:

(a)                                  the Target Company has carried on business in the ordinary course;

(b)                                 the Target Company has not declared, authorised, paid or made any dividend or other distribution, nor has it reduced paid-up share capital (except for any dividends provided for in the Accounts);

(c)                                  the Target Company has not issued or agreed to issue any share or loan capital;

(d)                                 the Target Company has not repaid any borrowing or indebtedness in advance of its stated maturity.

2.5         Statutory books. The statutory books of the Target Company and of the Seller required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such laws.

3.              Financial Debt

3.1         The Target Company does not owe any material Financial Debt to any person outside the Seller Group.

4.              Regulatory Matters

4.1         Licences. Neither the Seller nor the Target Company has received any written notice from a Governmental Entity in the 12 months prior to the date of this Agreement alleging that the Seller or the Target Company has not obtained a material licence, permission, authorisation (public or private) or consent required for carrying on the Target Enterprise effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations. A licence, permission, authorisation or consent is material for this purpose if failure to obtain it would have a cost (including, for these purposes, a loss of profit) to the Target Enterprise of £65,000 or more.

4.2         Compliance. So far as the Seller is aware, in the 12 months prior to the date of this Agreement:

(a)                                  the Seller and the Target Company have conducted its business and corporate affairs in all material respects in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents; and

(b)                                 there has been no default by the Seller or the Target Company under any order, decree or judgment of any court or any governmental or regulatory authority in the jurisdiction in which it is incorporated which applies to the Target Enterprise (or any part of it) where such default has had or is likely to have a cost (including, for these purposes, a loss of profit) to the Target Enterprise of £65,000 or more.

5.              The Business Assets

For the purposes of this paragraph 5, a material asset shall mean an asset with a book value in the Last Accounts of £65,000 or more but does not include any of the Existing Business Properties or the Target Company Properties.

5.1         Ownership. The Seller and/or the Target Company owns or are entitled to use all the material assets necessary to carry on the Target Enterprise in all material respects as currently carried on. Neither the Seller nor the Target Company has (outside the ordinary and normal course of business) disposed of, or agreed to dispose of, any material asset of the Target Enterprise included in the Last Accounts.

5.2         Possession. So far as the Seller is aware, the material assets of the Target Enterprise are in the possession or under the control of the Target Company or the Seller.

6.              Contractual Matters

6.1         Material contracts. Neither the Seller nor the Target Company is a party to any agreement:

(a)                                  under the terms of which, as a direct result of the entry into and performance of the Transaction Documents (i) any other party will be entitled to be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre-emption right or other option) or (ii) the Seller or the Target Company will be in material default, where such relief, exercise or default is likely to have a cost (including, for this purpose, a loss of profit) to the Target Enterprise of £65,000 or more;

(b)                                 which is material and is not in the ordinary course of business;

(c)                                  which is material and is with any member of the Seller Group and is not on an arm’s length basis; or

(d)                                 which is a joint venture, consortium, partnership or profit (or loss) sharing agreement.

6.2         Defaults. So far as the Seller is aware, neither the Seller nor the Target Company has received written notice in the 12 months prior to the date of this Agreement that it is in material default under any contract to which it is a party; for this purpose, material means a default which is likely to have a cost (including, for this purpose, a loss of profit) to the Target Enterprise of £65,000 or more.

7.              Litigation and Investigations

7.1         Litigation. Neither the Seller nor any Target Company is involved as a party in any material litigation, arbitration or administrative proceedings and, so far as the Seller is aware, no such proceedings have been threatened in writing by or against a Target Company or the Seller. For this purpose:

(a)                                  material means proceedings which (if successful) are likely to result in a cost, benefit or value to the Target Enterprise of £65,000 or more; and

(b)                                 any proceedings for collection by a Target Company or the Seller of debts arising in the ordinary course of business and, for the avoidance of doubt, any proceedings in respect of claims identified in the Disclosure Letter and/or Data Room as insured claims are excluded.

7.2         Investigations. Neither the Seller nor the Target Company has received written notice in the 12 months prior to the date of this Agreement of any current or pending material (as defined above) investigation by a Governmental Entity concerning the Target Company or the Seller.

8.              Insolvency etc.

8.1         Winding up. No member of the Seller Group or the Target Company has received any written notice that an order has been made, petition presented or meeting convened for the winding up of the Seller or the Target Company or for the appointment of any provisional liquidator.

8.2         Administration and receivership. No member of the Seller Group or the Target Company has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of the Target Enterprise.

8.3         Voluntary arrangement etc. Neither the Seller nor the Target Company has made any voluntary arrangement with any of its creditors in the 2 years prior to the date of this Agreement.

PART B : IP/IT

1.                                       Business IP. Schedule 1 to the Assignment of Intellectual Property sets out all Owned IP and is correct. The licences of Intellectual Property Rights granted to, and by, the Target Company or the Seller, and which are material to the Target Enterprise, are disclosed in the Data Room. The Owned IP is not subject to any security interest, option, mortgage, charge or lien.

2.                                       No infringement. Neither the Seller nor the Target Company has, in the 12 months prior to the date of this Agreement, received a written notice alleging that the operations of the Target Enterprise infringe the Intellectual Property Rights of a third party or sent a written notice alleging that a third party is infringing the Business IP.

3.                                       Information technology. The IT Systems are owned by, or licensed or leased to, the Target Company or the Seller. Copies or details of all material licences and leases relating to the IT Systems have been disclosed in the Data Room. Neither the Seller nor the Target Company has, in the 12 months prior to the date of this Agreement, received written notice from a third party alleging that the Target Company or the Seller is in default under licences or leases relating to the IT Systems. So far as the Seller is aware, the IT Systems have not, in the 12 months prior to the date of this Agreement, failed to any material extent and the data that they process has not been corrupted to any material extent.

4.                                       Data protection. In relation to the Target Enterprise, neither the Seller nor the Target Company has, in the 12 months prior to the date of this Agreement, received a written notice alleging that the Target Company or the Seller has not complied with applicable data protection laws.

PART C : REAL ESTATE

1.                                       General. The Existing Business Properties and the Target Company Properties comprise all the land and buildings owned, leased, controlled, occupied or used by the Target Company or in respect of the Businesses, by the Seller Group.

2.                                       Possession and occupation.

(a)                                  The Target Company is in possession of the whole of each of the Target Company Properties and a Seller Group Company is in possession of the whole of each of the Existing Business Properties and none of the Target Company Properties and the Existing Business Properties are vacant, and no other person is in or actually or conditionally entitled to possession, occupation or use of any of the Properties.

(b)                                 The principal use of the Properties falls within Class B8 of the Town and Country Planning (Use Classes) Order 1987 (as amended) with ancillary offices and commercial parking.

3.                                       Title. There is no Third Party Right in or over or affecting any of the Existing Business Properties or the Target Company Properties. No Existing Business Property or Target Company Property is the subject of a subsisting contract for sale and the Target Company is not party to any uncompleted agreement to acquire any freehold or leasehold property. The Target Company or a Seller Group Company is the sole beneficial owner of, and otherwise absolutely entitled to, each of the Existing Business Properties and the Target Company Properties. The title deeds to each of the Assignment Consent Properties and the Target Group Properties are in the possession of the Seller and are free from Third Party Rights.

4.                                       Adverse Interests. So far as the Seller is aware:

(a)                                  none of the Existing Business Properties or the Target Company Properties is subject to any matter which materially adversely affects the Target Company’s or Seller’s ability to continue to carry on its existing business from any Existing Business Property or the Target Company Property in the manner as at present; and

(b)                                 neither the Seller, a Seller Group Company nor the Target Company is in breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) which is material and affects the Existing Business Properties or the Target Company Properties and in respect of which a Seller Group Company has received written notice.

5.                                       Outgoings. The Existing Business Properties and the Target Company Properties are not subject to the payment of any outgoings other than the usual rates and taxes and, in the case of leaseholds, rent, insurance rent and service charge.

6.                                       Disputes. So far as the Seller is aware, there are no disputes, claims, actions or complaints relating to or in respect of the Existing Business Properties or the Target Company Properties or their use.

7.                                       Planning Matters. So far as the Seller is aware, the current use of each of the Existing Business Properties and the Target Company Properties is an authorised use under any legislation intended to control or regulate the use of land and any orders, bye-laws or regulations made or granted under any of them and the Seller is not aware of any outstanding material restrictions and conditions imposed by or pursuant to such legislation which are yet to be complied with.

8.                                       Property Liabilities. The Target Company has no actual or contingent obligation or liabilities in relation to any freehold or leasehold property other than under its existing title to the Target Company Properties.

9.                                       Leasehold Properties. In relation to those Existing Business Properties and the Target Company Properties which are leasehold:

(a)                                  there are no subsisting notices served on behalf of the landlord alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, on the part of the tenant or in any licences or approvals issued under such leases and all rents due under any leases have been paid when due and the last demand for rent if issued was unqualified;

(b)                                 no rent is currently under review;

(c)                                  neither the Seller, a Seller Group Company nor the Target Company has commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment;

(d)                                 no surety has been released, expressly or by implication; and

(e)                                  no tenancy is being continued after the contractual expiry date whether pursuant to statute or otherwise.

10.                                 Due Diligence and information. The Seller has provided copies of all material deeds and documents relating to the Seller Group’s or the Target Company’s interest in or use of any of the Existing Business Properties or the Target Company Properties, which in each case are accurate in all material respects.

11.                                 The replies to the Agreed Form bundle of replies to enquiries referred to in paragraph 5.6 of Schedule 8 are true, complete and accurate in all respects.

12.                                 None of the Target Company Properties is or, within the last 7 years has been, a family home within the meaning of the Family Home Protection Act 1976 (under the Law of Ireland).

PART D : ENVIRONMENTAL

For the purpose of this Part D, material shall be deemed to refer to facts, matters, circumstances, issues or events, which have resulted in, or are likely to result in, an aggregate cost to the Target Enterprise of £65,000 or more.

1.                                       Compliance with Environmental Laws. So far as the Seller is aware:

(a)                                  neither the Seller nor the Target Company is (nor has it been within the period of 3 years prior to Closing) in material breach of any Environmental Laws relating to any activities or operations carried on at any site (a Site) owned or occupied by the Seller or any Target Company in relation to the Target Enterprise;

(b)                                 there are no material claims or proceedings pending against the Seller or the Target Company with respect to any breach of or liability under Environmental Laws relating to the Target Enterprise; and

(c)                                  neither the Seller nor the Target Company has received any written statutory complaints or statutory notices alleging or specifying any material breach of or material liability under any Environmental Laws relating to the Target Enterprise.

2.                                       Environmental Consents. So far as the Seller is aware, all material Environmental Consents required for any activities at any Site have been obtained and are being complied with in all material respects.

3.                                       Environmental Reports and Audits. So far as the Seller is aware, all reports and audits commissioned by the Seller Group or the Target Company within the last 2 years relating to Environmental Matters at any Site have been disclosed.

PART E : EMPLOYMENT

1.                                       Employees. The Employees comprise all persons employed by the Seller and the Target Company (i) in relation to the Target Company and (ii) wholly or substantially in relation to the Businesses, at the date of this Agreement.

2.                                       Data Room items. The Data Room contains copies of the contracts of employment for all Key Managers and copies of the standard terms and conditions of employment applicable to all Employees of the Target Company and the Businesses.

3.                                       Trade Unions. The Data Room contains copies of all current recognition, produced, collective of other agreements between the Seller or Target Company and any trade union or other body representing the Employees or any of them.

4.                                       Incentive schemes. Neither the Seller nor the Target Company has, nor has any of them agreed to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any directors or Employees or other workers engaged in the Target Enterprise.

5.                                       Notice on termination. There exists no written or unwritten contract of employment with any Employee that cannot be terminated by the Seller or the Target Company on six months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or, in either case, the equivalent in any relevant jurisdiction).

6.                                       Records. The Data Room contains details of Employees’ job titles, grades, salaries, ages, length of service and notice periods.

7.                                       Disclosure of retirement schemes etc. The Data Room contains details of all benefits provided of general application or of application to a particular grade or category of employee.

8.                                       Key Managers. No Key Manager has given notice which has not yet expired terminating his or her employment.

9.                                       Amounts owing. There are no amounts owing to any Employees in relation to the Businesses or the Target Company (other than amounts representing remuneration accrued for the current pay period or for reimbursement of reasonable business expenses). The only entitlement to accrued but untaken holiday leave that the Employees have is in relation to the current holiday year.

10.                                 Disputes. The Seller is not involved, and has not during the 12 months prior to the date of this Agreement been involved in any strike, lock out, industrial or trade dispute or any negotiations with any trade union or body of employees or workers in connection with the Businesses or the Target Company.

11.                                 Compliance. The Seller has, in relation to all Employees and former employees of the Businesses and the Target Company, complied in all material respects with all statutes, regulations and orders relating to employment and relations with employees and trade unions and has complied in all material respects with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

PART F : RETIREMENT BENEFITS

1.                                       Retirement Benefits/Seller Employee Benefit Plans. All Seller Employee Benefit Plans are listed in the Disclosure Letter. Other than those Seller Employee Benefit Plans (and any statutory social security plans operated under public law, statute or regulation in the relevant jurisdiction), neither the Target Company or any member of the Seller Group provides or contributes to or is liable to provide or contribute to the provision of Retirement Benefits for or in respect of any Employee.

2.                                       No Proposals. No proposal has been announced and no agreement has been made to establish any other arrangement for providing any Retirement Benefits or to continue or increase any Retirement Benefits under any Seller Employee Benefit Plan for or in respect of any Employee, or to maintain any such Retirement Benefits or the level of any such Retirement Benefits generally for any period.

3.                                       Disclosure of Documents. In the Data Room and/or the Disclosure Letter there are:

(a)                                  all documents containing material provisions currently governing each Seller Employee Benefit Plan;

(b)                                 material announcements that have not been incorporated into the documents referred to in paragraph 4(a) and copies of all current explanatory booklets or summary plan descriptions relating to each Seller Employee Benefit Plan;

which, in each case, are accurate in all material respects as at the date of this Agreement.

4.                                       Payments in respect of the Seller Employee Benefit Plans. The rates at which contributions to each Seller Employee Benefit Plan are paid are set out in the Data Room and/or the Disclosure Letter.

5.                                       Compliance. Each Target Company and each member of the Seller Group and as far as the Seller is aware the trustees, administrators, managers, custodians and fiduciaries (as applicable) of each Seller Employee Benefit Plan currently comply in all material respects with their respective obligations under the Seller Employee Benefit Plans.

PART G : TAX

1.                                       Returns, payments etc. The Target Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to the relevant tax authorities and made all payments required to be made to the relevant tax authorities and has maintained all records required to be maintained for tax purposes; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Seller is aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised by, any tax authority.

2.                                       Disputes, investigations. So far as the Seller is aware, the Target Company is not involved in any material current dispute with any tax authority nor is it or has it in the last six years been the subject of any investigation or non-routine visit by any tax authority. So far as the Seller is aware no investigation or non-routine visit is planned by any tax authority in relation to the Target Company.

3.                                       Residence/permanent establishment. The Target Company is and has at all times been resident for tax purposes in the Republic of Ireland and the United Kingdom and is not and has not at any time been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement). The Target Company is not subject to tax in any jurisdiction other than the Republic of Ireland or the United Kingdom by virtue of having a permanent establishment or other place of business in that jurisdiction. The Target Company is not liable for any tax as the agent of any other person or business and does not constitute a permanent establishment of any other person, business or enterprise for any tax purpose.

4.                                       Value added tax. So far as the Seller is aware:

(a)                                  the Target Company is registered for the purposes of value added tax in the Republic of Ireland, has been so registered at all times in the last six years that it has been required to be registered by value added tax legislation of the Republic of Ireland, and such registration is not subject to any conditions imposed by or agreed with the relevant tax authority; and

(b)                                 the Target Company has complied with and observed in all material respects the terms of value added tax legislation of the Republic of Ireland in the last six years.

5.                                       Stamp Duty. All documents in the possession or under the control of the Seller or to the production of which the Seller is entitled which establish or are necessary to establish the title of the Seller to any Business Asset or under which the Seller has any rights which relate to the Businesses have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

SCHEDULE 3

LIMITATIONS ON LIABILITY

1.                                       Time Limits. The Seller shall not be liable for any Claim unless the Seller receives from the Purchaser written notice (within 30 days of the Purchaser becoming aware of such Claim) containing reasonably specific details of the Claim including the Purchaser’s estimate (on a without prejudice basis) of the amount of the Claim:

(a)                                  prior to 30 April 2007, in the case of a Non-Tax Claim; or

(b)                                 prior to the sixth anniversary of the date of this Agreement, in the case of a Tax Claim.

2.                                       Thresholds for Claims. The Seller shall not be liable for any single Claim:

(a)                                  unless the amount of the liability pursuant to that single Claim exceeds £65,000; and

(b)                                 unless the aggregate amount of the liability of the Seller for all Claims not excluded by sub-paragraph (a) exceeds an amount equal to 2.5% of the aggregate of the Initial Business Price and the Initial Share Price, in each case as adjusted by the Financial Adjustments only (in which case the Purchaser shall only be entitled to claim for the excess over such amount).

3.                                       Maximum limit for all Claims. The aggregate amount of the liability of the Seller for all Claims shall not exceed an amount equal to 25% of the aggregate of the Initial Business Price and the Initial Share Price, in each case as adjusted by the Financial Adjustments only.

4.                                       Claim to be withdrawn unless litigation commenced. Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 6 months after the notice is given pursuant to paragraph 1 of this Schedule or, in the case of a contingent liability, 6 months after that liability becomes an actual liability, unless arbitration proceedings in respect of it have been commenced by being both issued and served, in accordance with clause 36.4. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim.

5.                                       Claims only to be brought under relevant Warranties. The Purchaser acknowledges and agrees that the only Warranties given in relation to:

(a)                                  Intellectual Property Rights and information technology or any related claims, liabilities or other matters (IPR Matters) are set out in Part B of Schedule 2 and no other Warranty is given in relation to IPR Matters;

(b)                                 real estate and planning and zoning matters or any related claims, liabilities or other matters (Real Estate Matters) are those set out in of Part C of Schedule 2 and no other Warranty is given in relation to Real Estate Matters;

(c)                                  Environment or any related claims, liabilities or other matters (Environmental Matters) are those set out in Part D of Schedule 2 and no other Warranty is given in relation to Environmental Matters;

(d)                                 the employment of any past or present employee of the Target Company or any member of the Seller Group or any related claims, liabilities or other matters

(Employee Matters) are set out in Part E of Schedule 2 and no other Warranty is given in relation to Employee Matters;

(e)                                  retirement benefits, pensions or superannuation or any related claims, liabilities or other matters (Retirement Benefits Matters) are set out in Part F of Schedule 2 and no other Warranty is given in relation to Retirement Benefits Matters,

(f)                                    taxation or any related claims, liabilities or other matters (Tax Matters) are those set out in Part G of Schedule 2 and no other Warranty is given in relation to Tax Matters.

6.                                       Matters disclosed. The Seller shall not be liable for any Claim for breach of the Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is fairly disclosed by this Agreement, any other Transaction Document, the Disclosure Letter or any document disclosed in the Data Room.

7.                                       Matters provided for or taken into account in adjustments. The Seller shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Claim is disclosed, allowed, provided or reserved for in the Last Accounts or the Databook Appendix or is provided for or otherwise taken into account in the Effective Date Statement or any consequent adjustment to the Initial Share Price or Initial Business Price.

8.                                       Contingent liabilities. If any Claim is based upon a liability which is contingent only,  the Seller shall not be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under paragraph 1 of this Schedule 3 to give notice of that Claim before such time).

9.                                       No liability for Claims arising from acts or omissions of Purchaser. The Seller shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

(a)                                  after Closing by the Purchaser or any member of the Purchaser Group (or its respective directors, employees or agents or successors in title) outside the ordinary and usual course of business of the Target Company as at Closing; or

(b)                                 before Closing by any member of the Seller Group or the Target Company at the direction or request of the Purchaser or any member of the Purchaser Group.

10.                                 Purchaser’s duty to mitigate. The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

11.                                 Insured Claims. The Seller shall not be liable in respect of any Claim to the extent that the amount of such Claim (or any part of it) is recovered by the Purchaser under any policy of insurance, and the amount for which the Seller is liable in respect of any such Claim shall be reduced by an amount equal to the amount recovered by the Purchaser. In the event that in relation to a Claim the Purchaser recovers an amount under any policy of insurance having first received a payment from the Seller (the Seller Amount) in respect of that Claim, the Purchaser shall repay to the Seller an amount equal to the amount so recovered or an amount equal to the Seller Amount, whichever is less.

12.                                 Recovery from third party after payment from Seller. Where the Seller has made a payment to the Purchaser in relation to any Claim and the Purchaser or any member of the Purchaser Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Claim, the Purchaser or relevant member of the Purchaser Group shall (i) promptly notify the Seller of the fact and provide such information as the Seller may reasonably require (ii) take all reasonable steps or proceedings as the Seller may require to enforce such right and (iii) pay to the Seller as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of taxation and less any reasonable costs of recovery).

13.                                 No liability for legislation or changes in rates of tax. The Seller shall not be liable for any Claim if and to the extent it is attributable to or the amount of such Claim is increased as a result of any (i) legislation not in force at the date of this Agreement (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice or (iii) change in rates of taxation from the rates in force at the date of this Agreement.

14.                                 No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim, and for this purpose recovery by the Purchaser shall be deemed to be a recovery by each of them.

15.                                 Purchaser’s knowledge. The Seller shall not be liable for any Claim for breach of any of the Warranties if and to the extent that Mr Ken Madrid, Mr David Muir, Mr Philip Britton, Mr Robert Foote, Mr Gary Maguire, Mr Nelson Akinrinade or Mr Tze Shen Kong are actually aware at the date of this agreement of the fact, matter, event or circumstance which is the subject matter of the Claim and having regard to the circumstances actually known to such individuals at the date of this agreement could reasonably have foreseen that the fact, matter, event or circumstance would have given rise to a Claim.

16.                                 Waiver of right of set-off. The Purchaser waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of any Claim against or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or otherwise.

17.                                 Seller to have opportunity to remedy breaches. If a breach of the Warranties is capable of remedy, the Purchaser shall only be entitled to compensation if it gives the Seller written notice of the breach and the breach is not remedied within 30 days after the date on which such notice is served on the Seller. Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that any relevant member of the Purchaser Group shall) provide all reasonable assistance to the Seller to remedy any such breach.

18.                                 Consequential losses. The Seller shall not be liable in relation to any Claim for any loss of profits, business, anticipated savings or goodwill or any indirect or consequential loss or damage of any kind.

SCHEDULE 4

PURCHASER WARRANTIES

1.                                       The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.                                       The Purchaser has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement.

3.                                       Entry into and performance by each member of the Purchaser Group of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) (subject, where applicable, to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

4.                                       Neither the Purchaser nor any Affiliate is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning the Purchaser or any of its Affiliates and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Purchaser or any of its Affiliates and no event has occurred to give the right to enforce such security.

5.                                       So far as the Purchaser is aware, neither the Purchaser nor any Affiliate is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which will, or are likely to, prevent or delay the fulfilment of any of the Conditions.

6.                                       The Purchaser has available cash or available loan facilities which will at Closing provide in immediately available funds the necessary cash resources to pay the Initial Cash Price and meet its other obligations under this Agreement and, in the case of loan facilities, they involve no material pre-conditions and the Purchaser will be able to satisfy all conditions of drawdown to such loan facilities at or prior to Closing.

SCHEDULE 5

CONDUCT OF THE TARGET ENTERPRISE PRE-CLOSING

1.                                       From the date of this Agreement until Closing, the Seller shall (unless otherwise required or permitted by the terms of any Transaction Document or as may be approved by the Purchaser, such approval not to be unreasonably withheld or delayed) ensure that:

(a)                                  No agreement is entered into to vary, renew or revoke any agreement, lease, licence or other agreement relating to the occupation of the Target Company Properties;

(b)                                 the Target Company does not declare or pay any dividend or other distribution (whether in cash, stock or in kind) or reduces its paid-up share capital;

(c)                                  the Target Company does not issue or agree to issue or allot any share capital;

(d)                                 all transactions between the Target Company and any member of the Seller Group take place in a manner and on terms consistent with previous practice in the 12 months prior to the date of this Agreement;

(e)                                  no member of the Seller Group or the Target Company (i) employs or agrees to employ any new persons fully or part time in a senior managerial capacity in the Target Enterprise or (ii) make changes (other than those required by law) in terms of employment (including pension fund commitments) in each case in circumstances which are likely to increase in aggregate the total staff costs of the Target Enterprise by more than 15% per annum;

(f)                                    neither the Seller nor the Target Company enters into or terminates any contract in relation to the Target Enterprise which has an annual value or is likely to involve expenditure in excess of £65,000 per annum or which cannot be performed within its terms within 3 years after the date on which it is entered into;

(g)                                 neither the Seller nor the Target Company:

(i)                  institutes or settles any litigation in relation to the Target Enterprise (except for collection in the ordinary course of trading debts) where that action is likely to result in a payment to or by the Target Company or the Seller of £65,000 or more; or

(ii)               institutes or settles any litigation for collection in the ordinary course of any trading debt in relation to the Target Enterprise which exceeds £65,000;

(h)                                 neither the Seller nor the Target Company creates any Third Party Right over the Shares, Business Assets or the shares or assets of the Target Company other than a Permitted Encumbrance.

2.                                       The Purchaser shall not exercise any of its rights pursuant to this Schedule 5 (including the right to refuse to approve any particular transaction or action) in such a manner as could disrupt unreasonably the efficient operations of the Target Company or the Business.

SCHEDULE 6

CLOSING ARRANGEMENTS

PART A : SELLER OBLIGATIONS

1.                                       At Closing, the Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)                                  duly executed transfers into the name of the Purchaser in respect of all the Shares;

(b)                                 the share certificates relating to all the Shares;

(c)                                  the resignation of each director, company secretary and auditor of the Target Company as may be notified by the Purchaser not later than 7 Business Days prior to Closing;

(d)                                 a copy (certified by a duly appointed officer as true and correct) of a resolution of the board or, as applicable, supervisory board of directors of the Seller (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the Seller of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(e)                                  an irrevocable power of attorney in the Agreed Form whereby the Purchaser is appointed as the attorney of the Seller to receive notice of and to attend and vote at any meetings of the Target Company, during the period following Closing that the Seller remains the registered holder of the Shares;

(f)                                    a copy of the board minutes of the Target Company approving (i) the resignations referred to in paragraph 1(c) above; (ii) the transfer referred to in paragraph 1(a) above and (iii) the appointments of any additional directors notified to the Seller by the Purchaser not later than 7 Business Days prior to Closing; and

(g)                                 subject to the provisions of Schedule 8, possession of the Business Properties and of the other tangible Business Assets agreed to be sold under this Agreement.

PART B : PURCHASER OBLIGATIONS

1.                                       At Closing, the Purchaser shall:

(a)                                  deliver (or ensure that there is delivered to the Seller) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board or, as applicable, supervisory board of directors of the Purchaser and the Guarantor (or, if required by the law of their respective jurisdictions or their articles of association, by-laws or equivalent constitutional documents, of their respective shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)                                 deliver a legal opinion in a form which is customary and reasonably acceptable to the Seller from a recognised and reputable Hong Kong law firm in relation to the Guarantor and its entry into, and performance of its obligations under, the Agreement and the documents that are contemplated to be entered into pursuant to Schedule 8, for the benefit of the Seller and the first purchaser of the reversionary freehold interest to New Lease Properties and the reversionary headlease interest in the New Underlease Consent Property at Edinburgh covering, without limitation, due execution, capacity, and recognition and enforcement of judgments (including for a sum of money) in the English Courts without any requirement for a new hearing on the issue;

(c)                                  pay to the Seller:

(i)  the amount in US Dollars which results from converting the Notified Conversion Amount (as defined in Part C below) into US Dollars using the spot rate of exchange as between pounds sterling and US Dollars (closing mid-point) on 24 March, 2006, as quoted in the Asian edition of the Financial Times first published after that date or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC as at the close of business in London on 24 March, 2006; and

(ii)  the amount in sterling which is equal to the Notified Sterling Amount (as defined in Part C below);

(d)                                 (other than if the Closing Date is 30 March, 2006) if the Closing Date is not the Effective Date, pay to the Seller an amount in sterling (the Interest Amount) equivalent to interest (calculated on a daily basis) at the Interest Rate on the Initial Cash Price from and including the day following the Effective Date to and including the Closing Date.

PART C : GENERAL

1.                                       The Seller and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement. If not so agreed by the Closing Date, the Transaction Document shall be in the form reasonably specified by the Seller provided it is consistent with the terms of this Agreement.

2.                                       At or before Closing, the Seller and the Purchaser shall execute and deliver to each other (or procure that their relevant Affiliates shall execute and deliver) the following other documents in the Agreed Form required by this Agreement to be executed on or before Closing, namely:

(i)             the Crate Hire Agreement;

(ii)          the Assignment of Intellectual Property;

(iii)       the Transitional Services Agreement;

(iv)      the Licence Agreement;

(v)         the power of attorney referred to in Part A, 1(e) above;

(vi)      the notice to suppliers and customers referred to in clause 19.1; and

(vii)   the Agreed Form documents referred to in Schedule 8.

3.                                       All documents and items delivered at Closing pursuant to this Schedule 6 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)                                  delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item); and

(b)                                 receipt of an electronic funds transfer to the Seller’s Bank Account in immediately available funds of the Initial Cash Price,

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

4.                                       Except as otherwise provided in this Schedule 6, title to all Business Assets (excluding New Businesses Properties) which are capable of transfer by delivery shall pass by delivery.

5.                                       In the event that the Closing Date is 30 or 31 March, 2006, the Purchaser, the Guarantor and the Seller shall, on or prior to 29 March, 2006, execute, and deliver all documents respectively to be entered into by them at Closing to their respective solicitors to hold to their respective client’s order pending Closing.

6.                                       The Seller shall, no later than close of business in Chicago on 24 March, 2006, notify the Purchaser in writing of:

(a)                                  the proportion (if any) of the Initial Cash Price (as reduced, if applicable, pursuant to paragraph 7(a) of Part C of this Schedule 6) which it wishes to receive in sterling (the Notified Sterling Amount); and

(b)                                 the proportion (if any) of the Initial Cash Price (as reduced, if applicable, pursuant to paragraph 7(a) of Part C of this Schedule 6) which it wishes to receive in US Dollars (the Notified Conversion Amount).

If the Seller has not served such a notice by that date, then the Notified Conversion Amount shall be deemed to be zero and the Notified Sterling Amount shall be deemed to be the amount in sterling equal to the Initial Cash Price (as reduced, if applicable, pursuant to paragraph 7(a) of Part C of this Schedule 6).

7.                                       In the event that the Closing Date is 30 March, 2006:

(a)                                  the Initial Cash Price shall be reduced by an amount equal to one day’s interest at the Interest Rate on the Initial Cash Price and the Initial Business Price shall be treated as reduced accordingly; and

(b)                                 the conversion rate used in the calculation of the amount in US Dollars to be paid pursuant to paragraph 1(c)(i) above shall be the rate taken from 23 March 2006 rather than 24 March 2006; and

(c)                                  the latest date for the Seller to serve a notice under paragraph 6 above shall be close of business in Chicago 23 March 2006 rather than 24 March 2006.

SCHEDULE 7

BUSINESS CONTRACTS

SCHEDULE 8

BUSINESS PROPERTIES AND TARGET COMPANY PROPERTIES

SCHEDULE 9

POST-CLOSING FINANCIAL ADJUSTMENTS

PART A : PRELIMINARY

1.                                       In this Agreement (subject, where applicable, to the remaining provisions of this Part A), Working Capital means the aggregate working capital of the Target Company and (in relation to the Businesses) the Seller as at the Effective Date, comprising each of the line items set out in the Annex to this Schedule 9 against which there is a cross in the “Measured” column of Part B or Part C of that Annex, as applicable, and no others. For the avoidance of doubt, but subject in each case to paragraph 2 below, Working Capital includes all Trade Creditors of the Target Company, all Trade Debtors and all interest (except on Financial Debt or cash at bank) payable or receivable accrued, in each case as at the Effective Date.

2.                                       None of the following are included in Working Capital and, accordingly, none of them shall be included in the Effective Date Statement:

(a)                                  Excluded Assets or Excluded Liabilities of the Seller;

(b)                                 any record of, or provision or accrual for, any liability of the Seller or the Target Company in respect of pension, retirement indemnity or other post-retirement benefits;

(c)                                  any accrual in respect of employee bonuses;

(d)                                 any amount in respect of deferred tax (whether as a liability or an asset);

(e)                                  any amount in respect of corporation tax, amount in respect of group relief or any other amount in respect of tax on income, profits or gains (whether as a creditor, provision, debtor or otherwise);

(f)                                    Capital Creditors;

(g)                                 for the avoidance of doubt, the Assumed Business Debt and any liability which the Target Company has in relation to any finance lease;

(h)                                 any provision or accrual for audit fees;

(i)                                     in relation to the Businesses only, any liability in relation to any items to the extent that, in the Seller’s accounting system, they would fall within any of the accounting codes in the accounting records of the Seller with the following names:

(i)           AR - Accrued Revenue;

(ii)        Prepaid mobile phone;

(iii)     Other prepayments – external;

(j)                                     any Costs incurred by the Seller or the Target Company in connection with the Proposed Transactions;

(k)                                  any cash at bank or in hand save for any amount to be included in the line items entitled “A/R - Customer” (Account Code 1611/12) or “A/R – Unidentified Cash” (Account Code 1641) in the calculation for the Target Company; and

(l)                                     any amount in respect of inventory.

3.                                       In preparing the Effective Date Statement:

(a)                                  the items and amounts to be included in the calculation of Working Capital for the purposes of the Effective Date Statement shall be identified by applying the definition in paragraph 1 above (subject, where applicable, to the provisions of Part A of this Schedule);

(b)                                 in applying that definition and the provisions of Part A of this Schedule and determining which items and amounts are to be included in the Effective Date Statement, if and to the extent that the treatment or characterisation of the relevant, or any equivalent, item or amount or type or category of item or amount:

(i)           is dealt with in the accounting principles, policies, treatments, practices and categorisations as set out in the Transactions Foundations Databook Appendix (the Accounting Principles) the applicable Accounting Principle(s) shall apply (including in relation to the exercise of accounting discretion and judgement); and

(ii)        is not dealt with in the Accounting Principles, UK GAAP as at the Effective Date shall apply.

4.                                       For the purposes of calculating Working Capital, any amounts which are to be included in such calculation which are expressed in a currency other than sterling shall be converted into sterling at the Exchange Rate as at the Effective Date.

5.                                       Information available for Effective Date Statement. Information available up until the date of delivery of the draft of the Effective Date Statement under paragraph 1 of Part B below shall be taken into account insofar as it provides evidence of the state of affairs of the Target Enterprise at the Effective Date.

6.                                       No re-appraisal of asset values. The Effective Date Statement shall not re-appraise the value of any of the assets of the Target Company or the Businesses or Business Assets as a result of the change in their ownership (or any changes in the business of the Target Company or either of the Businesses since the Effective Date, following such change in ownership) except only as specifically set out in this Schedule.

PART B : EFFECTIVE DATE STATEMENT

1.                                       The Seller shall, or shall procure that the Seller’s accountants shall, after the Effective Date, prepare a draft statement (the Effective Date Statement) showing the Working Capital of the Target Enterprise.

2.                                       The Effective Date Statement shall be in the form set out in the Annex to this Schedule 9 showing the calculation of the Working Capital of the Target Enterprise. The Seller shall use its reasonable endeavours to deliver the draft Effective Date Statement to the

Purchaser within 60 days after Closing and shall in any event deliver it within 90 days of Closing.

3.                                       No individual adjustment for an amount of less than £10,000 shall be made to the draft Effective Date Statement as a result of the process described in this Part B unless the parties agree otherwise.

4.                                       The Purchaser shall notify the Seller in writing (an Objection Notice) within 30 days after receipt whether or not it accepts the draft Effective Date Statement for the purposes of this Agreement. An Objection Notice shall set out in detail the Purchaser’s reasons for such non-acceptance and specify the adjustments which, in the Purchaser’s opinion, should be made to the draft Effective Date Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, the Purchaser shall be deemed to have agreed the draft Effective Date Statement in full.

5.                                       If the Purchaser serves an Objection Notice in accordance with paragraph 4, the Seller and the Purchaser shall use all reasonable efforts to meet and discuss the objections of the Purchaser and to agree the adjustments (if any) required to be made to the draft Effective Date Statement, in each case within 15 days after receipt by the Seller of the Objection Notice.

6.                                       If the Purchaser is satisfied with the draft Effective Date Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser pursuant to paragraph 5) or if the Purchaser fails to give a valid Objection Notice within the 30 day period referred to in paragraph 4, then the draft Effective Date Statement (incorporating any agreed adjustments) shall constitute the Effective Date Statement for the purposes of this Agreement.

7.                                       If the Seller and the Purchaser do not reach agreement within 15 days of receipt by the Seller of the Objection Notice, then the matters in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by Ernst & Young, London or, if that firm is unable or unwilling to act, by such other independent firm of chartered accountants of international standing as the Seller and the Purchaser shall agree or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm). The Firm shall be requested to make its decision within 21 days (or such later date as the Seller, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)                                  the Seller and Purchaser shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)                                 following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 10 days to respond to any statements or submission so made);

(c)                                  in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Effective Date

Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Effective Date Statement;

(d)           the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.

8.       The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Effective Date Statement.  The fees and expenses of the Firm shall be borne equally between the Seller and the Purchaser or in such other proportions as the Firm shall determine.

9.       To enable the Seller to meet its obligations under this Schedule 9, the Purchaser shall provide to the Seller and the Seller’s accountants full access to the books and records, employees and premises of the Target Company and, where relevant, of the Purchaser in relation to the Target Enterprise for the period from the Closing Date to the date that the draft Effective Date Statement is agreed or determined.  If the Purchaser serves an Objection Notice, it shall ensure that the Seller and the Seller’s accountants shall be given reasonable access to the Purchaser’s and the Purchaser’s accountants’ working papers relating to the adjustments proposed in the Objection Notice and any other submissions by or on behalf of the Purchaser in relation to the Effective Date Statement.  The Purchaser shall co-operate fully with the Seller and shall permit the Seller and/or the Seller’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the Seller to facilitate the preparation of the Effective Date Statement.

10.     When the Effective Date Statement has been agreed or determined in accordance with the preceding paragraphs, then the amount shown in the Effective Date Statement as the Working Capital shall be final and binding for the purposes of this Agreement.

PART C : FINANCIAL ADJUSTMENTS

1.             When the Effective Date Statement has been finally agreed or determined in accordance with this Schedule 9:

(a)	if the Working Capital is greater than £2,935,364 (the Target Working Capital), then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the Working Capital is less than the Target Working Capital, then the Seller shall pay an amount equal to the difference to the Purchaser,

provided that no payment shall be made at all pursuant to this paragraph 1 if the amount of the difference between the Working Capital and the Target Working Capital is less than £100,000.

2.       If any payment is required to be made pursuant to paragraph 1 above, such payment shall be treated as adjusting the Initial Share Price and the Initial Business Price by

respectively increasing or decreasing each of them pro rata to the proportions which they respectively represent of the Initial Cash Price.

3.       Any payment required to be made pursuant to paragraph 2 of this Part C shall be paid by the Seller or the Purchaser (as the case may be) together with an amount equivalent to interest on such payment at the Interest Rate for the period from (but excluding) the Effective Date to (and including) the due date for payment pursuant to the relevant clause, calculated on a daily basis.

4.       Such payment shall be made within 5 Business Days of the date on which the Effective Date Statement is agreed or so determined, in accordance with the provisions of clause 21.1 or 21.2 of this Agreement, as the case may be.

ANNEX TO SCHEDULE 9

Form of Effective Date Statement

A.      Summary Effective Date Statement

RM Business and CH Business
Working Capital
		Notes	Measured

Current Assets:
A	Accounts receivable		X
C	Other current assets		X
X

Current Liabilities:
D	Accounts Payable		N/A
E	Other current liabilities		(X)
F	Deferred revenue		(X)
X

	WORKING CAPITAL		X

Irish Security Archives Limited

Current Assets:
A	Accounts receivable		X
C	Other current assets		X
X

Current Liabilities:
D	Accounts Payable		(X)
E	Other current liabilities		(X)
F	Deferred revenue		(X)
X

	WORKING CAPITAL		X

Total Target Enterprise
Working Capital
		Notes	Measured

Current Assets:
A	Accounts receivable		X
C	Other current assets		X
X

Current Liabilities:
D	Accounts Payable		(X)
E	Other current liabilities		(X)
F	Deferred revenue		(X)

	WORKING CAPITAL		X

B.      Statement of Calculation of the Effective Date Statement for the Businesses

Account Code		Account Name	Notes	Measured	Excluded

1611		A/R - CUSTOMER		X	—
		A/R - ACCRUED REVENUE		—	X
		BAD DEBT RESERVE	1	(X)	—

A		Accounts Receivable		X	—

B		Inventory		—	X

1711		Q2 Rent Prepayment		X	—
1712		Property rates control		X	—
		Prepaid mobile phone		—	X
1752		PPMTS - Purchase Ledger On A/C		X	—
		Other prepayments - external		—	X
1714		Payments due to Landlords		(X)	—
1714		Rent Review Provision		(X)	—
1714		Cardiff Dilapidation		(X)	—
1714		Poole Dilapidation		(X)	—

C		Other Current Assets		X	—

		CAPITAL CREDITORS (IDENTIFIED)		—	X

D		Accounts Payable		X

2410/11		PAYROLL - NIC		—	(X)
2420/21		PAYROLL - PAYE		—	(X)
		PAYROLL - OTHER	2	(X)	—
2610		ACCRUED PTE/DIRECT COSTS		(X)	—
2620		ACCRUED WAGES		(X)	—
2665		ACCRUED VACATION/HOLIDAY		—	(X)
		ACCRUED BONUS		(X)

E		Other current liabilities		(X)	—

F	2720	Deferred revenue		(X)	—

		WORKING CAPITAL		X	—

Notes to table:

1.       Separate calculation performed.

2.       Accounts 2435, 2451, 2452, 2453, 2454, 2455, 2456, 2458, 2464

C.      Statement of Calculation of the Effective Date Statement for the Target Company

Irish Security Archives Limited
Account Code		Account Name	Notes	Measured	Excluded

	1611/12	A/R - CUSTOMER		X	—
	1617/18	A/R - UNAPPLIED CASH		(X)	—
	1641	A/R - UNIDENTIFIED CASH		(X)	—
	1761/62	A/R - ACCRUED REVENUE		X	—
		BAD DEBT RESERVE	1	(X)	—

A		Accounts Receivable		X	—

B		Inventory		—	X

	1712/13/55	PREPAID OTHER EXPENSE		X	—
		PREPAID INSURANCE		—	X

C		Other Current Assets		X	—

	2110	A/P - VENDOR		(X)	—
		CAPITAL CREDITORS (IDENTIFIED)		X	—
	1883	REMITTANCE CONTROL		(X)	—
		A/P - OVERPAYMENTS TO ACCOUNTS PAYABLE		X	—

D		Accounts Payable		(X)	—

	2420	PAYROLL - NIC		(X)	—
	2410	PAYROLL - PAYE		(X)	—
	2455	PAYROLL - OTHER		(X)	—
	2610	ACCRUED PTE/DIRECT COSTS		(X)	—
		INSURANCE RESERVES/ACCRUALS		—	X
		ACCRUED INCOME TAX		—	X
	2362/73/78	VAT		(X)	—
	2690	ACCRUED OTHER		(X)	—
		ACCR PAY - FINANCE (Audit accrual)		—	X

E		Other current liabilities		(X)	—

F	2720	Deferred revenue		(X)	—

		WORKING CAPITAL		X	—

SCHEDULE 10

DEFINITIONS AND INTERPRETATION

1.       Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Accounting Principles has the meaning given in Part A of Schedule 9;

Accounts means:

(a)           in relation to any financial year of the Target Company, the audited balance sheet of the Target Company (and, where relevant, the audited consolidated balance sheet of the Target Company and its subsidiary undertakings) and the audited profit and loss account of the Target Company (and, where relevant, the audited consolidated profit and loss account of the Target Company and its subsidiary undertakings) as at the Accounts Date in respect of that financial year; and

(b)           in relation to any financial year of the Seller, the audited balance sheet of the Seller, insofar as it relates to the Businesses and the audited profit and loss account of the Seller, insofar as it shows the results of operations of the Businesses, as at the Accounts Date in respect of that financial year, each in the form contained in the Data Room together, in each case, with any notes, reports, statements or documents included in or annexed or attached to them;

Affiliate means, in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company, in each case from time to time;

Agreed Form means, in relation to a document, the form of that document as initialled on the date of this Agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);

amount in respect of group relief means any payment in respect of the surrender of any loss or other relief (including without limitation any tax, tax refund or credit) or in respect of any reallocation of any gain, loss, disposal or other matter for any tax purpose;

Assignment of Intellectual Property means the assignment of intellectual property attached at Exhibit 5 to this Agreement;

Assumed Business Debt means, in relation to each Business, all amounts owed by the Seller (in relation to the Businesses) at Closing under the Master Sale and Leaseback Agreement dated 27 September 2001 between HSBC Equipment Finance (UK) Limited and the Seller;

Assumed Liabilities means all Assumed Business Debt, all Business Liabilities and all Liabilities relating to the Existing Business Properties and the Target Company Properties, in each case whether arising on, before or after Closing, but in each case excluding the Excluded Liabilities;

Businesses means the RM Business and the CH Business;

Business Assets means all the property, undertaking, rights and assets of the Seller relating exclusively or predominantly to the Businesses, including any assets falling into the categories of assets set out in Part A of Schedule 1 but excluding the Excluded Assets;

Business Claims means the benefit of all rights and claims arising exclusively or predominantly from the carrying on of the Businesses by the Seller (whether arising on, prior to or after Closing) but excluding rights and claims to the extent that they relate to taxation or to any of the Excluded Contracts, the Excluded Assets or the Excluded Liabilities;

Business Contracts means all contracts, engagements, licences, guarantees and other commitments to the extent that they relate to the Target Enterprise entered into by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the Seller prior to Closing (including, for the avoidance of doubt, the Master Sale and Leaseback Agreement dated 27 September 2001 between HSBC Equipment Finance (UK) Limited and the Seller) (but excluding (i) agreements, leases or other documents relating to ownership or occupation of Existing Business Properties, Target Company Properties and (ii) the Excluded Contracts); each Site Facility Agreement shall be treated as a Business Contract to the extent that it relates to any part of any Assignment Consent Property, not just to the extent that it relates to the parts of the Assignment Consent Property which relate to the Target Enterprise;

Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London for general commercial business;

Business Goodwill means the goodwill relating to each Business, together with the exclusive right for the Purchaser to represent itself as carrying on such Business in succession to the Seller;

Business Information means, in relation to each Business, all information in respect of which the Seller has a right to transfer possession to a member of the Purchaser Group to the extent that such information relates exclusively to that Business;

Business IP means the Owned IP and all other registered Intellectual Property Rights materially used by the Target Company and, in relation to the Target Enterprise, the Seller;

Business Liabilities means, in relation to each Business, all Liabilities of the Seller (including Capital Creditors) to the extent that they relate to the Businesses and/or the Business Assets and Business Liability means any one of them;

Business Loose Plant and Equipment means, in relation to each Business, all the loose plant, machinery, equipment, tooling, computer hardware, furniture and vehicles of the Seller (not being business fixtures and fittings) used exclusively for the purposes of that Business;

Capital Creditors means liabilities and accruals for work done in relation to projects undertaken by the Target Company or the Seller to the extent that they relate to the purchase, replacement, repair, refurbishment or improvement of, or addition to, any tangible fixed assets owned or leased by the Target Company or Seller (in relation to the Businesses), including property, plant and equipment, furniture, fittings and furnishings and floor coverings;

CH Business means the Seller’s crate hire business in the United Kingdom operated from the Existing Business Properties;

Claim means any claim under or for breach of this Agreement;

Closing means completion of the sale and purchase of the Shares, the Businesses and the Business Assets in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 5.1;

Condition has the meaning given in clause 4.1;

Confidential Information has the meaning given in clause 23.1;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Crate Hire Agreement means the agreement for the exclusive provision of crate hire services to be entered into at Closing between the Seller and the Purchaser in the Agreed Form;

Data Room means the data room comprising the documents and other information relating to the Target Company and the Target Enterprise made available by the Seller as listed on the data room index in the Agreed Form;

Default Interest means interest at LIBOR plus 3 per cent.;

Disclosure Letter means the letter from the Seller to the Purchaser executed and delivered immediately before the signing of this Agreement;

Effective Date means either:

(a)   31 March, 2006 (in the event that the Closing Date is 30 March, 2006); or

(b)   the Closing Date (in the event that the Closing Date is the last Business Day in a calendar month); or

(c)   the last calendar day of the calendar month immediately preceding the calendar month during which Closing takes place (in the event that the Closing Date is not the last Business Day in a calendar month and is not 30 March, 2006).

Effective Date Statement has the meaning given in Schedule 9;

Employees means:

(a)           the employees of the Target Company immediately prior to Closing; and

(b)           those employees of the Seller who are immediately prior to Closing engaged wholly or substantially in the Businesses,

as listed in Exhibit 6.

Environment means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water or land;

Environmental Consents means any material permit, licence, authorisation, approval or consent required under Environmental Laws for the carrying on of the Target Enterprise or the use of, or any activities or operations carried out at, any site owned or occupied by the Seller or the Target Company;

Environmental Laws means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil and criminal law) which are in force and binding at the date of this Agreement, to the extent that they relate to Environmental Matters;

Environmental Matters means all matters relating to the pollution or protection of the Environment;

Environmental Warranties means the warranties set out in Part D of Schedule 2;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by HSBC as at the close of business in London on such date;

Excluded Assets means, in relation to any Business, those properties, rights and assets relating to that Business described in Part B of Schedule 1;

Excluded Business Debt means the Financial Debt of the Seller other than any Assumed Business Debt;

Excluded Contracts means the contracts and commitments of the Seller relating to its Business described in Part C of Schedule 1;

Excluded Liabilities means the Liabilities described in Part D of Schedule 1;

Exhibits means exhibits 1 to 6 to this Agreement, and Exhibit shall be construed accordingly;

Existing Business Properties shall take its meaning from Schedule 8;

Final Business Price has the meaning given in clause 2.3;

Final Share Price has the meaning given in clause 2.2;

Financial Adjustments means any adjustment(s) required in accordance with Part C of Schedule 9;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, or to any member of the Seller Group;

Freephone/Lo-call Numbers means the following telephone numbers:

RM UK – 08457 21 21 77

GB UK – 0800 55 44 77

ISA – ROI – 1800 DOCBOX (1800 362269);

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

Initial Business Price has the meaning given in clause 2.3;

Initial Cash Price means the cash price payable on Closing under clause 2.4;

Initial Share Price has the meaning given in clause 2.2;

Intellectual Property Rights or IPR means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;

Interest Amount has the meaning given in Schedule 6;

Interest Rate means LIBOR plus 2 per cent;

Inter-Company Non-Trading Debt means Inter-Company Non-Trading Payables and Inter-Company Non-Trading Receivables;

Inter-Company Non-Trading Payables means any amounts owed by the Target Company to any member of the Seller Group (which are neither Inter-Company Trading Debt nor amounts in respect of tax or amounts in respect of group relief), together with accrued interest, if any, on the terms of the applicable debt;

Inter-Company Non-Trading Receivables means any amounts owed to the Target Company by any member of the Seller Group (which are neither Inter-Company Trading Debt nor amounts in respect of tax or amounts in respect of group relief), together with accrued interest, if any, on the terms of the applicable debt;

Inter-Company Trading Debt means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between (i) any member of the Seller Group and the Target Company or (ii) the Seller and any member of the Seller Group (in the case of (ii), only to the extent that the relevant amount relates to the Businesses of the Seller) in respect of inter-company trading activity and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter-Company Trading Debt:

(a)           includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them; but

(b)           excludes amounts due in respect of matters which would in the ordinary course of the Target Enterprise remain outstanding or otherwise have the characteristics of an intra-group loan and also excludes any amounts in respect of tax or amounts in respect of group relief);

Irish Security Archives Limited (Northern Ireland) means the dormant entity incorporated in Northern Ireland with company number NI002620 and named Irish Security Archive Limited;

IT Systems means the information and communications technologies materially used by the Target Company and, in relation to the Target Enterprise, the Seller;

Key Managers means those employees of the Target Enterprise or the Target Company whose names are set out in Exhibit 6;

Last Accounts means, in relation to the Target Company, the Accounts of that entity in respect of its financial year ended on the Last Accounts Date;

Last Accounts Date means 25 December 2004;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

LIBOR means the display rate per annum of the offered quotation for deposits in sterling for a period of one month which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;

Licence Agreement means the licence agreement to be entered into at Closing between the Seller and the Purchaser in relation to certain IPR in the Agreed Form;

Material Adverse Change means a change occurring after the date of this Agreement that is materially adverse to the value of the Target Enterprise taken as a whole.  The term Material Adverse Change shall be deemed to exclude the impact of (i) changes in UK GAAP, (ii) any public announcement of the transactions contemplated by this Agreement, (iii) the termination or failure to be consummated or completed of any acquisition, joint venture, development project, customer or supplier relationship or other transaction which was not consummated or completed prior to the execution of this Agreement, (iv) changes in general economic conditions, interest rates or conditions affecting the industry of the Target Enterprise and the Target Enterprise generally, (v) any failure by the Target Enterprise to meet projections or forecasts or revenue or earnings predictions, (vi) national or international political or social conditions, including the engagement by the United Kingdom in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United Kingdom, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United Kingdom, (vii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (viii) changes in law, rules, regulations, orders, or other binding directives issued by any governmental body, or (ix) any event, occurrence, or circumstance with respect to which the Purchaser has actual knowledge, as of the date hereof;

Net Cashflow Statement has the meaning given to it in Clause 19.3;

New Business Property shall take its meaning from Schedule 8;

Non-Exclusive Information means information in the possession of members of the Seller Group which does not relate exclusively to the Target Enterprise;

Non-Tax Claim means a Claim other than a Tax Claim;

Non-TOGC Properties shall take its meaning from Schedule 8;

Owned IP means the registered Intellectual Property Rights owned by the Target Company and the registered Intellectual Property Rights owned by the Seller and materially used in relation to the Target Enterprise;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

Permitted Encumbrances means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges;

Pre-Closing Net Cashflow Amount has the meaning given to it in Clause 19.3;

Properties means the land and buildings used by the Target Enterprise at the locations set out in Part I of Schedule 8;

Proposed Transactions means the transactions contemplated by the Transaction Documents;

Purchaser Group means the Purchaser and its Affiliates from time to time (for the avoidance of doubt, including the Target Company from Closing);

Purchaser Obligation means any representation, warranty or undertaking to indemnify given by the Purchaser to the Seller under this Agreement;

Purchaser’s Bank Account means the Purchaser’s bank account, details of which shall be given to the Seller by the Purchaser in writing.

Records has the meaning given in clause 17.1;

RM Business means the Seller’s records management business in the United Kingdom operated from the Existing Business Properties;

Representatives has the meaning given in clause 23.1;

Retirement Benefits means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question, except that it does not include any benefit which is to be afforded solely by reason of disablement by accident of a person occurring during his service or of his death by accident or occurring and for no other reason;

Retirement Benefit Warranties means the warranties set out in Part F of Schedule 2;

Seller’s Bank Account means such bank account as the Seller may designate in writing from time to time (the Seller shall, for the purposes of Closing, notify the Purchaser by no later than the Business Day immediately prior to the Closing Date, of the details of a US Dollar bank account with the Hong Kong branch of a recognised bank in the name of the Seller and such payment as is to be made to the Seller at Closing shall be made to that account);

Seller Employee Benefit Plan means, in any jurisdiction, any Seller plan, scheme, fund, arrangement, plan or agreement (whether funded or unfunded) under which the Seller or any member of the Seller Group or any Target Company provides, is liable to provide or has agreed to provide (or to which the Seller or any member of the Seller Group or any Target Company contributes, is liable to contribute or has agreed to contribute to the provision of) any Retirement Benefits for or in respect of any Employee; and

Seller Group means the Seller and its Affiliates from time to time but excluding the Target Company;

Seller Group Company means a company within the Seller Group;

Seller Obligation means any representation, warranty or undertaking to indemnify given by the Seller to the Purchaser under this Agreement;

Seller’s Bank Account means such bank account as the Seller may designate in writing from time to time (the Seller shall, for the purpose of Closing, notify the Purchaser of the details of a US Dollar bank account with the Hong Kong branch of a recognised bank in the name of the Seller and such payment as is to be made to the Seller at Closing shall be made to that account);

Seller’s Solicitors means Freshfields Bruckhaus Deringer of 65 Fleet Street, London EC4Y 1HS, UK;

Service Mark means the service mark “RM FastTrack” used for the client web access portal to the records management database of the RM Business and any applications for registration of this service mark;

Shares means 76,000 shares of EUR 1.25 each in the capital of the Target Company;

Site Facility Agreements means all contracts, engagements and commitments entered into by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the Seller prior to Closing to the extent that they relate to estate management and maintenance activities in respect of any of the Properties and of any other part of an Assignment Consent Property;

Stock means all the stocks of the Seller relating to the Businesses;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Target Company means Irish Security Archives Limited, details of which are set out in Exhibit 3;

Target Company Properties means the freehold and leasehold interests of the Target Company brief particulars of which are set out in Part I of Schedule 8;

Target Enterprise means the RM Business, the CH Business and the entire business as at the date of this Agreement of the Target Company;

Target Working Capital has the meaning given in Part C of Schedule 9;

tax or taxation means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings in the nature of taxation, including any excise, property, value added, sales, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them (save insofar as attributable to the delay or default after Closing of the Target Company or the Purchaser);

tax authority means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any tax liability;

Tax Claim means a claim for a breach of any of the Tax Warranties or under clause 20;

Tax Warranties means the warranties set out in Part G of Schedule 2;

Third Party Assurances means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given (i) to a third party by the Target Company in respect of any obligation of a member of the Seller Group; and/or (as the context may require) (ii) to a third party by a member of the Seller Group in respect of any obligation of the Target Company or in respect of any Business Contract;

Third Party Consent has the meaning given in clause 10.5;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

TOGC Properties shall take its meaning from Schedule 8;

Trade Creditors means amounts payable in respect of trade creditors by the Target Company or, in relation to a Businesses, by the Seller (including, in each case, any Inter-Company Trading Debt, customers’ prepayments and trade bills payable) and Capital Creditors;

Trade Debtors means amounts receivable in respect of trade debtors by the Target Company or, in relation to a Business, by the Seller in connection with that Business (including, in each case, any Inter-Company Trading Debt, amounts recoverable, payments in advance, trade bills recoverable, prepayments and accrued income);

Trade Name means the trade name “GB Nationwide Crate Hire” under which the Seller trades in relation to its crate hire business in the United Kingdom;

Transaction Documents means this Agreement, the Disclosure Letter, the Licence Agreement, the Crate Hire Agreement, the Transitional Services Agreement, the Assignment of Intellectual Property and any other documents in Agreed Form (including, for the avoidance of doubt, the agreements referred to in Schedule 8) and any other documents to be entered into pursuant to this Agreement;

Transactions Foundations Databook Appendix means the financial information and related descriptions of policies and methods of preparation supplied by the Seller to Ernst & Young, as set out in the section of the Vendor due diligence report prepared by Ernst & Young entitled ‘Databook’ and contained in Exhibit 5;

Transitional Services Agreement means the transitional services agreement to be entered into at Closing between the Seller and the Purchaser in the Agreed Form;

UK GAAP means all Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Taskforce Abstracts issued or adopted by the Accounting Standards Board and extant;

Unconditional Date has the meaning given to it in clause 4.2;

VAT means value added tax and any similar sales or turnover tax;

VATA means the Value Added Tax Act 1994;

Warranties means the warranties given pursuant to clause 6 and set out in Schedule 2 and the Tax Warranties;

Working Capital has the meaning given in Part A of Schedule 9; and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

2.             Interpretation. In this Agreement, unless the context otherwise requires:

(a)           references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)           headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)           references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)           references to sterling or pounds sterling or £ are references to the lawful currency from time to time of England;

(e)           for the purposes of applying a reference to a monetary sum expressed in sterling, an amount in a different currency shall be deemed to be an amount in sterling translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 3);

(f)            any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(g)           any statement in this Agreement qualified by the expression so far as the Seller is aware or to the best of the Seller’s knowledge or any similar expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this Agreement, of the following persons, in each case in respect only of the Warranties identified below against their respective names, and shall carry no further or other implication nor impose any requirement on such persons to make enquiries of any other person, party, body or authority.

Name	Warranties
Mr Dave Farkas	Schedule 2, Part A

Mr Frank Hopping	Schedule 2, Part A

Mr Brad McCarthy	Schedule 2, Part A

Mr Gary Greasby	Schedule 2, Part A, Part G

Ms Joyce Weekes	Schedule 2, Part B

Mr Kevin Sey	Schedule 2, Part C

Mr Peter Gower	Schedule 2, Part D

Mr Mike Allen	Schedule 2, Part E, Part F

3.       Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser (or any person on whose behalf it is acting as agent pursuant to this Agreement) under this Agreement.

4.       Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

5.       Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNED	)	Name: DAVID A. FARKAS
for and on behalf of	)
SIRVA UK LIMITED	)	Signature:	/s/ David A. Farkas

SIGNED	)	Name: DAVID MUIR
for and on behalf of	)
CROWN RELOCATION	)
SERVICES LIMITED	)	Signature:	/s/ David Muir

SIGNED	)	Name: KEN MADRID
for and on behalf of	)
CROWN WORLDWIDE	)
HOLDINGS LIMITED	)	Signature:	/s/ Ken Madrid